As filed with the Securities and Exchange Commission on August 29, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GOLDEN ELEPHANT GLASS TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	3211	88-0309578
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Golden Elephant Glass Technology, Inc.
123 Chuangye Road, Haizhou District
Fuxin City, Liaoning Province, PRC 123000
Telephone: (86) 418-3995066
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________

Copies to:

Louis A. Bevilacqua, Esq.
Thomas M. Shoesmith, Esq.
Joseph R. Tiano, Jr., Esq.
Thelen Reid Brown Raysman & Steiner LLP
701 8th Street, N.W., Washington, D.C. 20001
+1 202 508 4000
(Names, addresses and telephone numbers of agents for service)
____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer ☐
Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common stock, $0.01 par value per share (3)	5,561,475	$6.00	$33,368,850	$1312

(1)

In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on August 26, 2008, the last trading date of the Company’s stock.

(3)

Represents shares of the Registrant’s common stock being offered by the selling stockholders named in the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated August 29 , 2008

GOLDEN ELEPHANT GLASS TECHNOLOGY, INC.

5,561,475 Shares of Common Stock

This prospectus relates to 5,561,475 shares of common stock of Golden Elephant Glass Technology, Inc. that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “GOEG.OB.”  The closing bid price for our common stock on August 26, 2008 was $6.00 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2008.

You should only rely on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus.  This summary provides an overview of selected information and does not contain all of the information you should consider.  Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

The Company

We are a leading China-based float glass manufacturer.  Our product offerings include float glass, ultra-clear glass (also called crystal glass), colored float glass and high grade, glass processed products such as mirrors, glass artwork, tempered glass, insulated glass, laminated glass, lacquered glass and similar products.  We have been manufacturing our glass products from our production facility in Fuxin City, Liaoning Province, China since 2002 and sell our products to end users in China, Asia, Europe, South America and South Africa.  We ranked second in the Northeast China glass market based on sales revenues and production capacity according to a report issued by China Construction Products Quality Supervision Association.

We design, develop, manufacture and market our products for use in a variety of end products, including automobiles, commercial and residential buildings, construction materials, furniture and display cases, lighting fixtures and decorative glass artwork, bath fixtures and electrical household appliances, such as refrigerators and microwave ovens.  We sell our products to automakers and auto parts suppliers, building contractors and building material suppliers and manufacturers of retail goods, both directly and through a broad distributor network.  Our major customers and suppliers include Anshan Xingsheng Glass Distribution Office, Fuxin Economic and Technological Development Zone Guangyao Materials Center, Guangzhou Jingyao Glass Co., Ltd., Jilin Hongda Industrial Co., Ltd., Hengrui Wooden Cases Factory, Fuxin Laixi Commerce and Trade Co., Ltd. and Fujian Chengda Glass Trade Co., Ltd.

Our glass and glass products are manufactured in a broad range of colors and specifications which are usually measured by thickness and width and range between 2-23 millimeters in thickness and 3,300 millimeters in width.  Our glass products are marketed primarily under the “Golden Elephant” brand name. Our total annual production capacity of our glass products is currently 4.95 million weight cases and we maintain two production lines which have an aggregate daily melting capacity of over 800 tons.

Due to our focus on research and development and use of technologically advanced production methods and our utilization of cost efficient raw materials, we have become a low cost provider of high quality products.  Our glass products have been given a GB 11615-199 certification by the Chinese National Quality Standards for glass products and passed the annual inspections conducted by Chinese National Glass Inspection Committee since 2004. Our products also have been certified by ISO 9001-2000, a Chinese Quality System and ESC certification, a European Quality Certification for construction products, with the valid term from March 24, 2007 to March 24, 2010.  We transport our products by train and expressway.

Our sales revenue increased from $24.58 million in 2005 to $48.13 million in 2007 and our net income increased from $457,798 in 2005 to $6.86 million in 2007.

Our Industry

The glass industry is an important basic raw material industry which reached $46 billion in global sales during 2006 according to Analyzed Report on Investment and Development of Chinese Glass Industry (2006-2007). Glass and glass products are widely applied in the construction, automotive, decoration, consumer electronics and hi-tech industries. China, Europe, Japan and North America account for over 75% of the total production capacity of flat glass.

Global demand for flat glass is expected to rise 5.2% annually through 2010 with the strongest gains in fast developing regions such as greater Asia, especially China and India. Much of this growth is being driven by the construction market which is making greater use of efficient glass products and by the automotive industry and also by legislation and regulations concerning safety, noise reduction and the response to the growing need for energy conservation.

In 2005, China’s output of flat glass was approximately 19 million tons, or over 40% of global production capacity. The Chinese glass industry experienced a cyclical downturn through the end of 2005 due to a challenging regulatory environment, increased raw material costs and higher manufacturing costs. Industry wide sales revenue reached RMB 30.2 billion in 2005, an increase of 12.6% over 2004; however, production costs during the same period rose by 28.23%, resulting in a 68.2% decrease of net income as compared with 2004.

We believe that glass industry will be vastly improved in the near future based on favorable macro-economic factors and continuous improvements of policies and legal regulations affecting our industry. The “Eleventh Five-Year Plan” issued by the 16th Central Committee of the Communist Party of China likewise predicts recovery for the glass industry with projected domestic demand for flat glass expected to reach approximately 520 million weight cases by 2010. According to a December 2006 report entitled “Promoting the Regulation of Flat Glass Industry Structure” issued by the National Development and Reform Commission, a reduction of manufacturing overcapacity, price stabilization during the second half of 2006 and a decline in raw material prices point towards recovery in the glass industry.

Overall, in the next five years, the glass industry is expected to experience increased demand for glass and glass products at an annual rate of 10% primarily as a result of growth in China’s overall gross domestic product, or GDP, the global trend of moving manufacturing operations from high-cost areas to lower cost areas, such as China, and development of a global marketplace.

Our Competitive Strengths

We believe that the following strengths enable us to compete effectively in and to capitalize on growth of the glass industry in China:

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Leading market position.    In 2006, we ranked second in Northeast China in the glass market in terms of sales revenue and production capacity.

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Possession of developed industrial technologies.    We believe that we are the first China-based manufacturer capable of producing ultra-clear glass using self-developed technologies. We also have exclusive license to produce and use synthetic fuel oil called 520 Fuel Serum, which can be used as a substitute for heavy fuel oil.

•

Highly experienced and incentivized research and development team.  We have a R&D department composed of 32 engineers with years of experiences.  We are committed to developing new products, and generally launch a new product every 6 months.

•

Capacity to produce a broad product mix.  We have production lines for daily melting capacity for 500 tons of high quality float glass and 300 tons of high quality, ultra-clear and colored float glass.  We also have processing line for mirrors and processing equipment for other glass products such as insulating glass, tempered glass and laminated glass.

•

Low cost, high quality products.  We focus on manufacturing and selling high quality glass at competitive prices.  We believe we have price advantage over most of our competitors.

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Long-term relationships.  Approximately 90% of our products are sold through a broad network of distributors with which we have had long standing relationships.

Our Growth Strategy

We plan to grow our business through the following strategies:

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Leverage strength of specialty product lines.   We believe that the market for ultra-clear float glass will grow at a compound annual growth rate of 24% through 2010 based on estimated growth rates for lighting products, showcases, decorative crystal artwork, bath fixtures, household appliances, decorative building materials and solar panels.  We intend to leverage our capabilities in producing specialty float glass and capitalize on the expected demand from manufacturers of these end products.

•

Minimize adverse fluctuations in raw material costs.    We intend to control our raw material costs by developing in-house capabilities for sourcing key raw materials and by establishing long-term commitments with suppliers for future expected raw material requirements.

•

Increase production and glass processing capacity.    We intend to expand our production and glass processing capacity by increasing and enhancing our production lines and equipment and by expanding our product mix.

•

Strengthen our research and development capabilities.    We plan to invest in personnel, technology and equipment to further improve our research and development capabilities. We expect that this investment will contribute to our ability to further control our production costs and develop new high quality products.

•

Capitalize on positive reputation and expertise.    We hope to continue new product development while leveraging our strong customer relationships as a means of cross-selling our new products. We also plan to apply our existing technical and manufacturing expertise to develop innovative new product lines.

Our Challenges

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous challenges and risks as discussed more fully in the section titled “Risk Factors,” including for example:

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Overcapacity of supply in the glass industry;

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Downturns in the construction and building materials, automotive or electrical household appliance industries that we serve;

•

Adverse macro-economic, political, regulatory, legal and foreign exchange risks associated with international expansion;

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Any loss of our key distributors, customers or key members of our senior management;

•

Our inability to meet the demand for specialty glass products; and

•

Our business is seasonal with reduced sales from December to March.

You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Conventions

In this prospectus, unless indicated otherwise, references to

•

“we,” “us,” “our company,” “our,” and “Golden Elephant” refers to the combined business of Golden Elephant Glass Technology, Inc. and its consolidated subsidiaries, but do not include the stockholders of Golden Elephant Glass Technology, Inc.;

•

“Dollar Come” refers to Dollar Come Investments Limited, a British Virgin Islands corporation and our direct, wholly owned subsidiary;

•

“Fuxin Hengrui” refers to Fuxin Hengrui Technology Co. Ltd., a PRC corporation and our indirect, wholly-owned subsidiary;

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“Fuxin Xianheng” refers to Fuxin Xianheng Float Glass Co. Ltd., a PRC corporation and our indirect, wholly-owned subsidiary;

•

“China,” “Chinese” and “PRC” refer to the People’s Republic of China;

•

“RMB” refers to Renminbi, the legal currency of China; and

•

“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

Corporate Information

We are a Nevada holding company for several direct and indirect subsidiaries in the British Virgin Islands, or BVI, and China. Our principal operations in China are conducted through Fuxin Hengrui which is held by our direct wholly-owned subsidiary Dollar Come, a BVI corporation, and Fuxin Xianheng which is jointly held by Dollar Come and Fuxin Hengrui.  Dollar Come has no active business operations other than its ownership of Fuxin Hengrui and Fuxin Xianheng.  Fuxin Hengrui was incorporated in China in September 2002 and is now 100% owned by Dollar Come. Fuxin Xianheng was incorporated in April 2004 and is now 75% owned by Fuxin Hengrui and 25% owned by Dollar Come.

The following chart reflects our organizational structure as of the date of this Prospectus.

The address of our principal executive office in China is 123 Chuangye Road Haizhou District, Fuxin City, Liaoning Province, People’s Republic of China, 123000. Our telephone number is (86) 418-3995066, and our fax number is (86) 418-3995010.  We maintain a website at www.hrglass.com.cn that contains information about us, but that information is not part of this prospectus.

The Offering

Common stock offered by selling stockholders	5,561,475 shares. This number represents 19.6% of our current outstanding common stock (1)
Common stock outstanding before the offering	28,340,590 shares.
Common stock outstanding after the offering	28,340,590 shares.
Proceeds to us	We will not receive any proceeds from the sale of common stock covered by this prospectus.
Risk Factors	You should read “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

• Based on 28,340,590 shares of common stock outstanding as of August 26, 2008 5

Summary Consolidated Financial Information

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary consolidated statement of income for the years ended December 31, 2006 and 2007 and the summary balance sheet data as of December 31, 2006 and 2007 are derived from the audited consolidated financial statements of Dollar Come included elsewhere in this prospectus. Dollar Come and its consolidated subsidiaries conduct all our business operations and became our wholly-owned subsidiaries on March 31, 2008.  We derived our summary historical consolidated financial data as of June 30, 2008 and for the six months ended June 30, 2007 and 2008 from our unaudited condensed consolidated financial statements included in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

(All amounts, other than per share and share data, in thousands of U.S. dollars)

	Six Months Ended June 30,		Year Ended December 31,
	2008 (unaudited)	2007 (unaudited)	2007	2006

Sales revenue	$27,174	$26,400	$48,129	$30,245

Cost of sales	20,969	20,800	36,757	31,727

Gross profit (loss)	6,205	5,600	11,372	(1,482)
Operating expenses
Administrative expenses	1,260	1,436	2,501	1,672
Selling expenses	102	534	682	742

Total expenses	1,362	1,970	3,183	2,414

Income (loss) from operations	4,843	3,630	8,189	(3,896)

Interest income	20	5	15	16
Other income	50	55	181	105
Finance costs	738	396	1,174	764

Income (loss) before income taxes	5,296	3,507	7,439	(4,101)

Income taxes	(544)	(632)	(580)	12
Minority interests	5	-	-	443

Net income (loss)	4,757	2,875	6,859	(3,646)

Earnings per share: basic and diluted	0.20	0.12	254,043	(3,645,717)

Weighted average number of shares outstanding: basic and diluted	24,383,695	23,751,710	27	1
6

	As of June 30	As of December 31
	2008 (unaudited)	2007	2006
Balance sheet data:
Cash and cash equivalents	$8	$63	$529
Total assets	57,357	49,209	45,741

Current liabilities	38,963	36,711	40,167
Total liabilities	38,963	36,711	40,167
Minority interests	-	-	605
Total stockholders’ equity	18,394	12,498	4,969
7

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our business will be harmed if the glass industry in China, which has experienced oversupply problems for several years, does not realize an increase in demand at the pace we expect.

Historically, the glass industry has been characterized by wide fluctuations in the demand for, and supply of, glass and glass products.  As recently as 2005 and 2006, these fluctuations have resulted in the glass supply, especially supply of low cost and low quality glass, greatly outpacing demand for these products negatively influencing the high quality flat glass market. Within the past two years, more than 300 flat glass production enterprises have commenced business. Most of the newly established glass production enterprises are smaller businesses using outdated technologies to produce low quality flat glass.  Currently, the demand for high quality float glass is considerable and over 60 new float glass production lines have become operable in China, producing float glass with higher quality, consequently supplanting the demand imported high quality float glass. The demand for high quality float products is increasing and China is starting to regulate low quality glass production factories thereby creating a more favorable competitive environment. Therefore, we believe that the glass industry is demonstrating signs of recovery.  Nevertheless, any prolonged oversupply of glass could result in severe downward pricing pressure on glass manufacturers and impair our profitability.

Our revenue will decrease if the construction and building materials, automotive or electrical household appliance industries experience a downturn.

Our glass and glass products serve as key components in construction and building materials, automobiles and electrical household products.  Therefore, we are subject to the general changes in economic conditions affecting these segments of the economy.  Demand for the products using our glass and, consequently, demand for our glass products is typically affected by a number of economic factors, including, but not limited to,  consumer interest rates, consumer confidence, retail trends, construction of commercial and residential building, and the level of mortgage financing.  If there is a decline in economic activity in China and the other markets in which we operate or a decrease of sales of construction materials, automobiles or electrical household appliances, demand for our glass and glass products will decline and our revenue will decrease.

The glass manufacturing industry is particularly sensitive to negative macroeconomic conditions which could pose complications for our business and harm our profitability.

Like other suppliers of raw materials, glass manufacturers are particularly dependent on general economic conditions, performance in other industry segments, labor costs, import duties and tariffs, competition and currency exchange rates.  These macroeconomic factors have historically resulted in wide fluctuations in the glass manufacturing industry both in China and globally.  In our case, future economic downturns, stagnant economies or currency fluctuations, in China or globally, could decrease the demand for glass or glass products or increase the amount of imports of glass and glass products into China.   Our sales, margins and profitability will be harmed under such circumstances.  In addition, the glass manufacturing industry is highly reliant upon energy generally and heavy oil in particular, which is the core fuel used in the production of flat glass.  With the price of heavy oil escalating worldwide, our manufacturing costs likewise rise thereby jeopardizing our profitability and financial performance.

Approximately 62.7% of our sales revenues were derived from our ten largest customers in 2007 and any reduction in revenues from any of these customers would reduce our revenues and net income.

While we have over 50 active distributors and customers, approximately 67.2% of our sales revenue in 2007 came from our top ten customers, with Anshan Xingsheng Glass Distribution Office and Fuxin Economic and Technological Development Zone Guangyao Materials Center alone accounting for approximately 39% of our sales revenue in 2006 and 23.3% in 2007.  While we are working on expanding our customer base to reduce our reliance on any single customer, if we cease to do business at or above current levels with Anshan Xingsheng Glass Distribution Office and Fuxin Economic and Technological Development Zone Guangyao Materials Center or with any other large distributors or customers which contribute significantly to our sales revenues, and we are unable to generate additional or substitute sales revenue, our net income would decline considerably.

Our business is seasonal and if we fall significantly short of our anticipated earnings the first and fourth quarters, it will significantly decrease the working capital available to us which may  adversely  affect our purchasing abilities.

Our business is seasonal, with most of our sales and operating income being generated in the second and third quarters of each year, lesser amounts in the first and fourth quarters of each year.  Our working capital requirements fluctuate during the year with increased working capital demands and constraints during the first and fourth quarters as a result of this seasonality. If we fall significantly short of our anticipated earnings in either the first or fourth quarters, it will decrease the working capital available to us in such quarters.  Due to limitations on borrowing levels, a decrease in working capital may adversely affect our purchasing abilities which would have a material adverse effect on our revenues.

Leased properties and production lines may be terminated due to unexpected reasons.

One of our major production lines with the melting capacity of 300 tons and certain properties were leased from a third party. If the leasor terminates the lease or if there is other interruptions for the lease, it may adversely affect our production.

Our strategy focuses on the development and sale of specialty glass products so our financial results will be negatively  affected if we cannot timely develop these products or incorrectly gauge the potential market for them.

We believe that the demand for specialty glass products is presently growing at a faster pace than demand for common float glass.  Accordingly, our future research and development initiatives and manufacturing efforts will be focused on expanding our product offerings in the specialty glass product segments.  We may not be able to develop these products in time to meet market demand and our sales revenue may not grow at expected rates in these new product lines.  We also may incur expenses relating to the development of new products that are not offset by sufficient sales revenue generated by new specialty glass product lines.

Competition in the glass manufacturing industry in China and elsewhere is intense.

We compete with approximately 300 small-sized, local Chinese glass manufacturers. The number of these small companies varies from time to time. While we may have greater resources than our smaller competitors, it is possible that these competitors have better access in certain local markets to customers and prospects and lower production and raw material costs.  Our major international competitors are NSG/Pilkington Group Limited, Saint-Gobain, Asahi and Guardian, manufacture nearly 70% of the glass produced in the world and have more resources and greater brand recognition than we enjoy.  While our resources may not be as great as our larger competitors, we believe our product quality and sales and distribution network are superior in China and in the global mid- and lower quality glass markets.  If our competitors are able to gain greater market share or improve their sales efforts, our sales may decrease, we may be forced to lower our prices, or our marketing costs may increase, all of which could negatively impact our financial results.

Any decrease in the availability, or increase in the cost, of raw materials could materially affect our earnings.

Our glass manufacturing operations depend heavily on the availability of various raw materials and energy resources.  The mix of raw materials used in the production of flat glass, which is known as the batch, is mainly composed of three components: silica sand, soda ash, dolomite/limestone, and mirabilite which represent 99% of all raw materials used in the production of glass.  Silica sand is the main component constituting about 72% of the batch weight and soda ash represents about 16% of the batch weight, but is one of the most expensive raw materials used accounting for approximately 60% of the batch cost.  The fuel costs in our manufacturing operations, particularly heavy oil and electricity, account for over 40% of total manufacturing costs.   The availability of raw materials and energy resources may decrease and their prices may fluctuate greatly.  We have long-term relationships with several suppliers; however, if our suppliers are unable or unwilling to provide us with raw materials on terms favorable to us, we may be unable to produce certain products.  This could result in a decrease in profit and damage to our reputation in our industry.  In the event our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all.  Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings.  Additionally, certain of our supply contracts are for fixed prices.  Although we currently benefit from favorable pricing in some of these supply contracts, if market prices for these raw materials decline, we may not be able to take advantage of decreasing market prices, and our profit margins may suffer.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base.  If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

A float glass for about 500-ton melting capacity facility is highly capital intensive, typically costing between $40 million to $90 million depending on size, location and product complexity.  Once operational, it is designed to operate continuously, 365 days per year, throughout an 8 to 10 years initial operating life.  Float lines are normally capable of several campaigns after the initial operating life following major repair and upgrade programs.  We believe that our current cash, cash flow from operations and the proceeds from bank loans will be sufficient to meet our present and reasonably anticipated capital and capital expenditure needs given the current state of our production lines for the marketing of the products.  We may, however, require additional cash resources due to changed business conditions, implementation of our strategy to expand our specialty float glass manufacturing capacity or other investments or acquisitions we may decide to pursue.  If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities.  The sale of additional equity securities could result in dilution to our stockholders.  The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations.  Financing may not be available in amounts or on terms acceptable to us, if at all.  Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Lihui Song, our Chairman and Chief Executive Officer and Qiang Hao, our Chief Financial Officer.  They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations.  If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team.  We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

We face risks associated with future investments or acquisitions.

An important element of our growth strategy is to invest in or acquire businesses that will enable us, among other things, to expand the products we offer to our existing target customer base, lower our costs for raw materials and components and capitalize on opportunities to expand into new markets.  In the future, we may be unable to identify other suitable investment or acquisition candidates or may be unable to make these investments or acquisitions on commercially reasonable terms, if at all.

If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction. Integrating an acquired business is distracting and time consuming, as well as a potentially expensive process.  The successful integration of these companies and any other acquired businesses require us to:

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integrate and retain key management, sales, research and development, production and other personnel;

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incorporate the acquired products or capabilities into our offerings from an engineering, sales and marketing perspective;

•

coordinate research and development efforts; integrate and support pre-existing supplier, distribution and customer relationships; and

•

consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

Geographic distance between business operations, the compatibility of the technologies and operations being integrated and the disparate corporate cultures being combined also present significant challenges. Acquired businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems. Our focus on integrating operations may also distract attention from our day-to-day business and may disrupt key research and development, marketing or sales efforts. If we cannot overcome these challenges, we may not realize actual benefits from past and future acquisitions, which will impair our overall business results.

Our acquisition strategy also depends on our ability to obtain necessary government approvals, as described under “—Risks Related to Doing Business in China— The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.”

Unexpected equipment failures may damage our business due to production curtailments or shutdowns.

Our glass production lines are extremely specialized and depend on critical pieces of equipment, such as melting furnaces, float baths, cooling lehrs and cross cutters.  We conduct periodic inspection and maintenance of all of our equipment to minimize the impact of interruption of production and prevent breakdown because this machinery is highly specialized and cannot be repaired or replaced without significant expense and time delay.  On occasion, our equipment may be out of service as a result of unanticipated failures which may result in material plant shutdowns or periods of reduced production.  Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or adverse weather conditions.  Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows.  Although we have business interruption insurance, we cannot provide any assurance that the insurance will cover all losses that we experience as a result of the equipment failures.  In addition, longer-term business disruption could result in a loss of customers.  If this were to occur, our future sales levels, and therefore our profitability, could be adversely affected.

Exporting our glass products  outside of China is a core component of our overall growth strategy, which could subject us to various economic, political, regulatory, legal and foreign exchange risks.

We currently sell most of our glass in China, but have also exported our float glass products to Asia, Europe, South America and South Africa.  Our overseas sales accounted for 16.88% of our total sales in 2006 and 5.6% in 2007.  We plan to selectively enter international markets in which an opportunity to sell our products has been identified. The marketing, distribution and sale of our products overseas expose us to a number of risks, including:

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fluctuations in currency exchange rates;

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difficulty in designing products that are compatible with product standards in foreign countries;

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greater difficulty in accounts receivable collection;

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increased marketing and sales costs;

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difficulty and costs of compliance with foreign regulatory requirements and different commercial and legal requirements;

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an inability to obtain, maintain or enforce intellectual property rights in foreign countries;

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changes to import and export regulations, including quotas, tariffs and other trade barriers;

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delays or difficulties in obtaining export and import licenses;

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repatriation controls on foreign earnings and currency conversion restrictions; and

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difficulty in engaging and retaining distributors and agents who are knowledgeable about, and can function effectively in, overseas markets.

If we cannot effectively manage these risks, our ability to conduct or expand our business abroad would be impaired, which may in turn hamper our business, financial condition and prospects.

Our failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We strive to strengthen and differentiate our product portfolio by developing new and efficient manufacturing processes and innovative products and product improvements. We have one invention patent for the combustion method of synthetic petroleum method for synfuel made from refinery coke and anthracite.  Our former subsidiary Fuxin Hengrui Tianyuan New Energy Sources Co., Ltd., or Fuxin Tianyuan, has granted us an exclusive license to use two utility model patents and three technologies as to which Fuxin Tianyuan has submitted invention patent application with the PRC Patent Office. We believe that the protection of our intellectual property will become increasingly important to our business.  Implementation and enforcement of intellectual property-related laws in China has historically been lacking due primarily to ambiguities in PRC intellectual property law. Accordingly, protection of intellectual property and proprietary rights in China may not be as effective as in the United States or other countries.  We will continue to rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection may be inadequate. For example, our pending or future patent applications may not be approved or, if allowed, they may not be of sufficient strength or scope. As a result, third parties may use the technologies and proprietary processes that we have developed and compete with us, which could negatively affect any competitive advantage we enjoy, dilute our brand and harm our operating results.

In addition, policing the unauthorized use of our proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights and given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert management attention away from our core business. An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business and financial condition.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

As a manufacturing company, we face serious challenges in supply chain management for raw materials and delivery of our products.  Supply chain fragmentation and local protectionism within China further complicates supply chain disruption risks. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation as well as product delivery.  In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could impact both supply and price.  Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely impact our ability to produce and deliver products.

If our customers and/or the ultimate consumers of products that use our glass or glass products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Our glass and glass products are widely applied in the manufacturing of many products, including automobiles, construction materials, furniture and display cases, electrical household appliances, lighting fixtures and decorative glass artwork.  Significant property damage, personal injuries and even death can result from malfunctioning products.  If our glass is not properly manufactured or installed and/or if people are injured as a result of our products, we could be subject to claims for damages based on theories of product liability and other legal theories in some jurisdictions in which our products are sold.  The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages.  We do not have product liability insurance.  The publicity surrounding these sorts of claims is also likely to damage our reputation, regardless of whether such claims are successful.  Any of these consequences resulting from defects in our products would hurt our operating results and stockholder value.

Our products may become subject to recall in the event of defects or other performance related issues.

Since we furnish our glass and glass products to participants in the automotive industry, we are at risk for product recall costs which are costs incurred when, either voluntarily or involuntarily, a product is recalled through a formal campaign to solicit the return of specific products due to a known or suspected performance defect.  Costs typically include the cost of the product, part or component being replaced, the cost of the recall borne by our customers and labor to remove and replace the defective part or component. Our glass and glass products have not been the subject of an open recall.  If a recall decision is made, we will need to estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and our distributor or customer.  As a result, these estimates are subject to change. Excessive recall costs or our failure to adequately estimate these costs may negatively affect our operating results.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Ms. Lin Tan is the indirect, beneficial owner of approximately 54.5% of our common stock.  As a result, she has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may harm our results of operations.

In recent years, the glass industry has become more heavily regulated, particularly from an environmental perspective due to the use of heavy oil in the production process.  In addition, our business is subject to health and safety laws and regulations that affect our operations, facilities and products in each of the jurisdictions in which we operate. We believe that we are in compliance with all material environmental, health and safety laws and regulations related to our products, operations and business activities. Although we have not suffered material environmental claims in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions.  New regulations could also require us to acquire costly equipment or to incur other significant expenses. Our failure to control the use of, or adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspension of our business operations, which could cause damage to our business.   We have applied to the PRC authorities for an environmental approval certificate.  If we fail to obtain that certificate in a timely manner or at all, our business will be harmed.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our manufacturing facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our glass manufacturing facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our manufacturing facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defaults with our products, product recalls, accidents on our property or damage relating to our operations.  Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business.  As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

We do not have any independent directors and there is no assurance that any independent directors will be appointed or what their qualifications may be if they are appointed.

Mr. Lihui Song, our Chief Executive Officer is our sole director and we currently do not have any independent directors.  In the future, we may appoint a number of independent directors which will constitute a majority of our board of directors before our common stock is listed on a national securities exchange or NASDAQ, but we may not be able to identify independent directors qualified to be on our board.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the Securities and Exchange Commission, or the SEC, adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of the company’s internal controls. We can provide no assurance that we will comply with all of the requirements imposed thereby.  There can be no assurance that we will receive a positive attestation from our independent auditors.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries.  While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below.  If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.  Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds.  Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends.  If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China.   Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China.  The PRC economy differs from the economies of most developed countries in many respects, including:

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a higher level of government involvement;

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a early stage of development of the market-oriented sector of the economy;

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a rapid growth rate;

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a higher level of control over foreign exchange; and

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the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in economic conditions or government policies in China could have a material adverse effect on the overall economic growth in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.  In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States.  As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

If we are found to have failed to comply with applicable laws, we may incur additional expenditures or be subject to significant fines and penalties.

Our operations are subject to PRC laws and regulations applicable to us. However, many PRC laws and regulations are uncertain in their scope, and the implementation of such laws and regulations in different localities could have significant differences. In certain instances, local implementation rules and/or the actual implementation are not necessarily consistent with the regulations at the national level. Although we strive to comply with all the applicable PRC laws and regulations, we cannot assure you that the relevant PRC government authorities will not later determine that we have not been in compliance with certain laws or regulations.  Our failure to comply with the applicable laws and regulations in China could subject us to administrative penalties and injunctive relief, as well as civil remedies, including fines, injunctions and recalls of our products. It is possible that changes to such laws or more rigorous enforcement of such laws or with respect to our current or past practices could have a material adverse effect on our business, operating results and financial condition. Further, additional environmental or safety issues relating to matters that are not currently known to management may result in unanticipated liabilities and expenditures.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

All our sales revenue and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiary may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in RMB and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported.  In the event that the U.S. dollars appreciate against RMB, our costs will increase.  If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer.  In addition, since our sales to international customers are growing rapidly, we are increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our PRC subsidiaries is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that Golden Elephant Glass Technology, Inc. is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with the reverse acquisition of Dollar Come, the reverse acquisition may be cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that have acquired a PRC domestic company for the purpose of listing the PRC domestic company’s equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company’s securities on an overseas stock exchange. On September 21, 2006, the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.

In the opinion of our PRC counsel, Guangdong Hanyu Law Firm, the M&A Rule does not apply to our reverse acquisition of Dollar Come. However, if the CSRC or another PRC governmental agency subsequently determines that we must obtain CSRC approval prior to the completion of the reverse acquisition, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China and limit our operating privileges in China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction and in some situations, require approval of the PRC Ministry of Commerce when a foreign investor takes control of a Chinese domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. The M&A Rule also requires PRC Ministry of Commerce anti-trust review of any change-of-control transactions involving certain types of foreign acquirers. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

You may have difficulty enforcing judgments against us.

We are a Nevada holding company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board.  The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.”  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares registered for sale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-in-control.

Our Articles of Incorporation authorize the board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders.  These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions.  The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock.  In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party.  The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  These forward-looking statements include, among other things, statements relating to:

•

our views on the growth of the glass industry, particularly the specialty float glass industry;

•

ability to overcome competition in the Chinese glass manufacturing market;

•

the impact that a downturn or negative changes in the industries in which out products are sold could have on our business and profitability;

•

any decrease in the availability, or increase in the cost, of raw materials and energy;

•

our ability to simultaneously fund the implementation of our business plan and invest in new projects;

•

economic, political, regulatory, legal and foreign exchange risks associated with international expansion;

•

loss of key members of our senior management; and

•

unexpected change to China’s political or economic situation and legal environment.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.  The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

DILUTION

Our net tangible book value as of December 31, 2007 was approximately $0.48 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how and less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “GOEG.OB,” but has not been traded in the Over-The-Counter market except on a limited and sporadic basis. The CUSIP number is 381004 100.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock.  These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Closing Bid Prices (1)
	High	Low
Period Ended December 31, 2008
1st Quarter	N/A	N/A
2nd Quarter	$4.00	$3.75

Period Ended December 31, 2007
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
3rd Quarter	N/A	N/A
4th Quarter	$1.25	$1.25

Year Ended December 31, 2006
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
3rd Quarter	N/A	N/A
4th Quarter	$0.15	$0.15

_____________________
 (1)  The above tables set forth the range of high and low closing bid prices per share of our common stock as reported in our SEC filings and by www.quotemedia.com for the periods indicated.

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

Holders

On August 26, 2008, there were approximately 689 stockholders of record of our common stock.  The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

Dividend Policy

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our stockholders to do so.

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading China-based float glass manufacturer.  We have been manufacturing glass products from our production facility in Fuxin City, Liaoning Province, China since 2002 and sell our products to end users in China, Asia, Europe, South America and South Africa. Our product offerings include float glass, ultra-clear glass (also called crystal glass), colored float glass and high grade, glass processed products.  Our glass products are mostly used in a variety of end products, such as automobiles, commercial and residential buildings, construction materials, furniture and display cases, lighting fixtures and decorative glass artwork, bath fixtures electrical household appliances, such as refrigerators and microwave ovens.   Our glass and glass products are manufactured in a broad range of specifications and marketed primarily under the “Golden Elephant” brand name.  In 2006, we ranked second in the Northeast China glass market based on sales revenues and production capacity according to a report issued by China Construction Products Quality Supervision Association.

We sell our products directly, and indirectly through a broad distributor network, to automakers and auto parts suppliers, building contractors and building material suppliers and manufacturers of retail goods and we are increasingly exporting our products to the international market.  Our primary focus has been to increase sales of our float glass, ultra-clear glass, colored float glass and high grade, glass processed products.

As of December 31, 2007, we had 436 employees working at our two manufacturing facilities, one of which is a high grade float glass production line and the second of which is a colored float glass production line.  Daily melting capacity of these manufacturing lines is approximately 800 tons.

Because our recent operations have been limited to the operations of Dollar Come and its subsidiaries, the discussion below of our performance is based upon the audited financial statements of Dollar Come for the years ended December 31, 2007 and 2006 and our unaudited financial statements for the periods ended June 30, 2008 and 2007 which are included elsewhere in this Prospectus.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Recovery of the glass industry in China.   Over the past 20 years, global glass demand in most modern countries has grown more quickly than GDP.  Since 2005, demand for glass in China has been outpaced by supply, resulting in a slowdown in growth in the industry.  The slowdown largely resulted from government regulations constraining growth, environmental problems and costly raw materials and high fuel expenses.  We believe that there is a currently a resurgence in demand in the glass industry, primarily due to increased automobile production and construction activity in China, which will offset any negative macro-economic conditions in the industry thereby creating a favorable environment for the manufacture and sale of our glass products.

Increasing demand for specialty glass products.    Another important trend that positively affects our financial condition is the increasing demand by architects and participants in the automotive industry for high-end, value-added glass products using ultra-clear glass and ultra-thin glass.  We believe that we can capitalize on this trend as we have the current capacity to manufacture specialty glass.

Fluctuations in raw material and production costs.    Our operations require substantial amounts of a variety of raw materials and components, particularly silica sand, soda ash and dolomite/limestone, which can be costly and are susceptible to fluctuations in price and availability.  Fuel and energy costs, which account for over 40% of total production costs, have likewise shown price and supply volatility in recent years.  Any significant increases in the prices of our raw materials and/or fuel and energy requirements can have a direct and negative impact on our gross margin.  We attempt to offset disadvantageous price fluctuations in raw materials by sourcing large quantities to achieve economies of scale, entering into long term supply agreements and by attempting to develop alternative raw material and energy substitutes.  Ultimately, we may need to raise the price of our products in order to recover higher raw material and fuel energy costs so that we can maintain our profit margin.

Increase in exports.    We plan to expand sales of our products to foreign markets.  In 2007, we exported our glass and glass products to South Africa, France, Spain, Eastern Europe and Korea.  Our sales to foreign customers reached $2.7 million, or approximately 5.6% of our total sales revenue and we believe this is a growth area for future operations.

Taxation

United States

Golden Elephant Glass Technology, Inc. is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as Golden Elephant Glass Technology, Inc. had no taxable income.

British Virgin Islands

Dollar Come Investments Limited was incorporated in the BVI, and, under the current laws of the BVI, is not subject to income taxes.

PRC

Before the implementation of New EIT law, Foreign Invested Enterprises, or FIE, established in the PRC are generally subject to an EIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax.  On March 16, 2007, the National People’s Congress of China passed the New EIT Law, and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law, or Implementing Rules, which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old tax laws applicable to FIEs, and its associated preferential tax treatments, beginning January 1, 2008.

Despite these pending changes, the EIT Law gives the FIEs established before March 16, 2007, or Old FIEs, such as our subsidiary Fuxin Hengrui and Fuxin Xianheng, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT Law shall gradually increase their EIT rate by 2% per year until the tax rate reaches 25%. In addition, the Old FIEs that are eligible for the “two-year exemption and three-year half reduction” or “five-year exemption and five-year half-reduction” under the original EIT Law, are allowed to remain to enjoy their preference until these holidays expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization’s business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then the organization’s global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

As approved by the relevant PRC tax authority, Fuxin Hengrui and Fuxin Xianheng was entitled to a two-year exemption from EIT followed by a 50.0% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year. The tax holiday of Fuxin Hengrui commenced in 2004. Accordingly, Fuxin Hengrui is entitled to an EIT tax rate of 12.5% for 2008 and will be subject to an EIT rate of 25% from 2009.  Our subsidiary Fuxin Xianheng’s tax holiday commenced in 2008, therefore, Fuxin Xianheng is exempted from EIT in 2008 and 2009 and will be subject to a reduced EIT rate of 12.5% from 2010 to 2012.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

(All amounts, other than percentages, in thousands of U.S. dollars)

Item	Six Months Ended June 30,		Year Ended December 31,
	2008 (unaudited)	2007 (unaudited)	2007	2006
Sales revenue	$27,174	$26,400	$48,129	$30,245
Cost of sales	20,969	20,800	36,757	31,727

Gross profit (loss)	6,205	5,600	11,372	(1,482)

Operating expenses
Administrative expenses	1,260	1,436	2,501	1,672
Selling expenses	102	534	682	742
Total operating expenses	1,362	1,970	3,183	2,414

Income (loss) before income taxes	5,296	3,507	7,439	(4,101)
Income taxes	(544)	(632)	(580)	12
Minority interests	5	-	-	443

Net income (loss)	4,757	2,875	6,859	(3,646)

As a percentage of Sales Revenue	Six Months Ended June 30,		Year Ended December 31,
	2008 (unaudited)	2007 (unaudited)	2007	2006
Sales revenue	100%	100%	100%	100%
Cost of sales	77.2%	78.8%	76.4%	104.9%

Gross profit (loss)	22.8%	21.2%	23.6%	(4.9%)

Operating expenses
Administrative expenses	4.6%	5.4%	5.2%	5.5%
Selling expenses	0.4%	2.0%	1.4%	2.5%
Total operating expenses	5.0%	7.5%	6.6%	8.0%

Income (loss) before income taxes	19.5%	13.3%	15.5%	(13.6%)
Income taxes	(2.0%)	(2.4%)	(1.2%)	0%
Minority interests	-	-	-	1.5%
Net income (loss)	17.5%	10.9%	14.3%	(12.1%)

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

Sales Revenue.   Our sales revenue is generated from sales of our glass products, primarily float glass and ultra-clear glass.  Sales revenue increased $0.8 million, or 3.0%, to $27.2 million for the six-month period ended June 30, 2008 from $26.4 million for the same period in 2007. This increase was mainly attributable to the increased demand of our glass products and the increased per-unit price. In the six-month period ended June 30, 2008, due to the increase of raw material costs and the high market demand of glass products which exceeded supply, our per-unit price increased approximately 30% as compared to that of the same period last year.

Cost of Sales.    Our cost of sales is primarily comprised of the costs of our raw materials, components, labor and overhead.  Our cost of sales increased $0.2 million, or 0.8%, to $21.0 million for the six-month period ended June 30, 2008 from $20.8 million for the same period in 2007. This increase was mainly due to the increase of raw materials. As a percentage of sales revenue, the cost of sales decreased to 77.2% for the six-month period ended June 30, 2008 from 78.8% for the same period in 2007. The percentage decrease was primarily due to the increase of our per unit sales price which outpaced the increase of prices of raw materials. In addition, we used synthetic fuel oil called 520 Fuel Serum to partially replace the heavy oil which partially offset the price increase of raw materials. We also benefited from more efficient cost control management which allowed us to reduce raw material consumption per unit of production.

Gross Profit.    Our gross profit is equal to the difference between our sales revenue and our cost of sales. Our gross profit increased $0.6 million, or 10.8%, to $6.2 million for the six-month period ended June 30, 2008 from approximately $5.6 million for the same period in 2007. Gross profit as a percentage of sales revenue was 22.8% for the six-month period ended June 30, 2008, as compared to 21.2% for the same period in 2007. Such percentage increase was mainly due to the factors as discussed above.

Administrative Expenses.    Our administrative expenses consist of the costs associated with staff and support personnel who manage our business activities and professional fees paid to third parties. Our administrative expenses decreased $0.2 million, or 12.3%, to $1.2 million for the six-month period ended June 30, 2008 from approximately $1.4 million for the same period in 2007. As a percentage of sales revenue, administrative expenses decreased to 4.6% for the six-month period ended June 30, 2008, as compared to 5.4% for the same period in 2007. Such percentage decrease was primarily attributable to the more efficient cost management.

Selling Expenses.    Our selling expenses include transportation expenses, sales commissions, the cost of advertising and promotional materials, salaries and fringe benefits of sales personnel, after-sale support services and other sales-related costs. Our selling expenses decreased $431,898, or 80.9%, to $101,853 for the six-month period ended June 30, 2008 from $533,751 for the same period in 2007. As a percentage of sales revenue, selling expenses decreased to 0.4% for the six-month period ended June 30, 2008, as compared to 2.0% for the same period in 2007. This decrease is primarily attributable to an increased focus on domestic sales which have lower selling expenses than export sales. Exports sales constituted approximately 4.1% of our total sales revenue in the six-month period ended June 30, 2008, as compared to 6.4% for the same period last year. We also diversified our sales and distribution channels and increased direct sales to end customers in the first six months of 2008. As a result, our sales commission cost decreased as compared to the same period last year. In addition, we incurred large marine transportation costs in the first six months last year because we manufactured ultra-clear glass products and most of our ultra-clear glass product customers were located in Southern China. As stated above, we did not manufacture ultra-clear glass products in the second quarter of 2008.

Total Expenses.    Our total expenses decreased $0.6 million, or 30.9%, to $1.4 million for the six-month period ended June 30, 2008 from $2.0 million for the same period in 2007. As a percentage of sales revenue, total expenses decreased to 5.0% for the six-month period ended June 30, 2008, as compared to 7.5% for the same period in 2007. This percentage decrease was primarily attributable to the decrease of selling expenses as discussed above.

Income before Income Taxes.    Income before income taxes increased $1.8 million, or 51.0%, to $5.3 million for the six-month period ended June 30, 2008 from $3.5 million for the same period in 2007. Income before income taxes as a percentage of sales revenue increased to 19.5% for the six-month period ended June 30, 2008, as compared to 13.3% for the same period in 2007.

Income Taxes.    Our income taxes decreased to $543,851 for the six-month period ended June 30, 2008 from $632,631 for the same period in 2007 due to the decrease of EIT rate which was 16.5% last year as compared to 12.5% this year.

Minority Interests.    Our financial statements reflect an adjustment to our consolidated group net income equal to $4,994 for the six months ended June 30, 2008, reflecting the minority interests held by third parties in Fuxin Tianyuan. In May 2008, we sold our 70% equity interest in Fuxin Tianyuan for $709,200.

Net Income.    Our net income increased $1.9 million, or 65.5%, to $4.8 million for the six-month period ended June 30, 2008 from a net income of $2.9 for the same period in 2007, as a result of the factors described above.

Comparison of 2007 and 2006

Sales Revenue.    Our sales revenue increased $17.9 million, or 59.1%, to $48.1 million in 2007 from $30.2 million in 2006. This increase was mainly attributable to increased sales due to the growing market recognition of our brand "Golden Elephant," stabilized sales prices for float glass products in 2007, and the launch of higher margin, high value-added ultra-clear glass products in 2007.

Cost of Sales.    Our cost of sales increased $5.1 million, or 15.9%, to $36.8 million in 2007 from $31.7 million in 2006. This increase was mainly due to increased sales volume. As a percentage of sales revenue, the cost of goods sold decreased to 76.4% in 2007 from 104.9% in 2006. Such percentage decrease was attributable to stabilized sales price for float glass products in 2007 and the launch of our higher margin, high value-added ultra-clear glass products in 2007. Since there are only handful of manufacturers in China can produce ultra-clear glass products, we were able to charge a higher price for our ultra-clear glass products.

Gross Profit.    Our gross profit increased $12.9 million, or 867.3%, to $11.4 million in 2007 from a loss of $1.5 million in 2006. Gross profit as a percentage of sales revenue was 23.6% in 2007, as compared to a loss of 4.9% in 2006. Such percentage increase was mainly due to the factors discussed in the immediate preceding paragraph.

Administrative Expenses.    Our administrative expenses increased $0.8 million, or 49.6%, to $2.5 million in 2007 from $1.7 million in 2006. As a percentage of sales revenue, administrative expenses decreased to 5.2% in 2007, as compared to 5.5% in 2006. This percentage decrease was primarily attributable to the fact that the increase of our sales revenue outpaced the increase in our administrative expenses.

Selling Expenses.    Our selling expenses decreased $60,088, or 8.1%, to $681,689 in 2007 from $741,777 in 2006. As a percentage of sales revenue, selling expenses decreased to 1.4% in 2007, as compared to 2.5% in 2006. This percentage decrease was primarily attributable to the decrease of our transportation expenses due to the change of our sales policy in 2007. In 2006, we generally bear transportation costs when we sell products to our customers. As a result, we incurred large amount of transportation costs. In 2007, we changed our sales policy and our customers generally bear their own transportation costs.

Total Expenses.    Our total expenses increased $0.8 million, or 31.9%, to $3.2 million in 2007 from $2.4 million in 2006.  As a percentage of sales revenue, total expenses decreased to 6.6% in 2007, as compared to 8.0% in 2006.  This percentage decrease was primarily attributable to the profit increase was higher and faster than the increase in the expenses.

Income before Income Taxes and Minority Interests.    Income before income taxes and minority interests increased $11.5 million, or 281.4%, to $7.4 million in 2007 from a loss before income taxes of $4.1 million in 2006.  Income before income taxes as a percentage of sales revenue increased to 15.5% in 2007, as compared to a loss of 13.6% in 2006 due to the factors described above.

Income Taxes.    Our income taxes increased to $580,145 in 2007 from an income taxes credit of $11,748 in 2006 due to the increase of income before incomes taxes.

Minority Interests.    Our financial statements reflect an adjustment to our consolidated group net income equal to $443,540 in 2006, reflecting the minority interests held by third parties in our subsidiary Fuxin Hengrui.  We acquired 100% ownership in Fuxin Hengrui on January 1, 2007, and had no such adjustment in 2007.

Net Income.    Our net income increased $10.5 million, or 288.2%, to $6.9 million in 2007 from a net loss of $3.6 million in 2006, as a result of the factors described above.

Liquidity and Capital Resources

As of June 30, 2008, we had cash and cash equivalents of $8,236 and restricted cash of $1.3 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this Prospectus.

Cash Flow

(All amounts in thousands of U.S. dollars)

	Six Months Ended		Year Ended
	June 30,		December 31,
	(unaudited)
	2008	2007	2007	2006

Net cash (used in) provided by operating activities	$(3,999)	$1,868	$1,006	$(3,356)
Net cash provided by (used in) investing activities	1,111	(412)	(1,796)	(1,973)
Net cash provided by (used in) financing activities	2,732	(1,905)	307	5,763
Effect of foreign currency translation on cash and cash equivalents	102	7	17	12
Net (decrease) increase in cash and cash equivalent	$(54)	$(441)	$(466)	$446

Operating Activities:

Net cash used in operating activities was $4.0 million for the six-month period ended June 30, 2008, which is a decrease of $5.9 million from the $1.9 million net cash provided by operating activities for the same period in 2007. The decrease in net cash provided by operating activities was mainly due to the increase of raw material inventories made in anticipation of increased prices in the summer quarter and the increase of float glass inventories as discussed above.

Net cash provided by operating activities was $1.0 million in 2007, as compared to $3.4 million net cash used in operating activities for the same period in 2006. In 2006, our net cash provided by operating activities was low as a result of increased costs for main raw materials, lowered gross margin and an injection of $0.87 million to research and development for high value-added ultra-white glass.  In 2007, profits from ultra-white glass amounted to 30.9% of the gross profit. Net cash increased as a result of the rising price for simple glass, higher gross margin, improved operations and better cash flow.

Investing Activities:

Our main uses of cash for investing activities are payments to the acquisition of property, plant and equipment and restricted cash pledged as deposit for bills payable issuance.

Net cash provided by investing activities in the six-month period ended June 30, 2008 was $1.1 million, which is an increase of $1.5 million from net cash used in investing activities of $0.4 million in the same period of 2007. The increase was mainly attributable to proceeds from sales of certain assets that are unrelated to our core business.

Net cash used in investing activities was $1.8 million in 2007, as compared to $2.0 million net cash used in investing activities in 2006. The change was mainly due to decrease in fixed assets investment and restricted cash.

Financing Activities:

Net cash provided by financing activities in the six-month period ended June 30, 2008 totaled $2.7 million, which is an increase of $4.6 million from net cash used in investing activities of $1.9 million in the same period of 2007. The increase in net cash provided by financing activities was mainly due to a $5 million loan from Lin Tan who is a major shareholder of our company.

Net cash provided by financing activities was $306,598 in 2007, as compared to $5.8 million net cash provided by financing activities in 2006. The change was mainly due to repayment of bank loans.

As of June 30, 2008, the amount, maturity date and term of each of our bank loans are as follows:

(All amounts, other than percentages, in millions of U.S. dollars)

Banks	Amounts	Maturity Date	Duration
China CITIC Bank, Shenyang Branch	$2.6	November 26, 2008	1 year
China Construction Bank, Fuxin Branch	2.9	March 24, 2009	1 year
Shanghai Pudong Development Bank, Shenyang Branch	4.3	June 12, 2008	1 year
China Construction Bank, Fuxin Branch	2.9	May 22, 2008	6 months

Total	$12.7

On May 6, 2008, our subsidiary Dollar Come entered into a loan agreement with Ms. Lin Tan to borrow US$5 million at the annual interest rate of 8%.  The agreement has a two-year term and the loan proceeds will be used as working capital.

On July 24, 2008, we consummated a private placement transaction in which we issued and sold to certain accredited investors approximately 3.3 million shares of our common stock for an aggregate purchase price of approximately $5 million

We repaid a bank loan in the amount of $1.9 million in the second quarter of 2008.  We have approximately $12.7 million bank loans that will mature in the next 12 months and we may decide to refinance these loans upon maturity.  .  We believe that we maintain good relationships with the banks we deal with and our current available working capital, after receiving the aggregate proceeds of the loan from Ms. Tan, the private placement proceeds and bank loans referenced above, should be adequate to sustain our operations at our current levels through the next twelve months.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any.  We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed.  Pursuant to the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets”, goodwill is not amortized and is subjected to an annual impairment test which occurs in the fourth quarter of each fiscal year.

Goodwill will be written down only when and if impairment is identified and measured, based on future events and conditions.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment.  Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, trade receivables and other receivables.  All of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to other receivables and trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and other receivables which maintains an allowance for doubtful accounts of trade receivables and other receivables.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  Almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC.  They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.  The remaining insignificant balance of cash and cash equivalents were denominated in US dollars.

Restricted Cash

Deposits in banks pledged as securities for bills payable that are restricted in use are classified as restricted cash under current assets.

Allowance of doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade receivables and other receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 10% of gross amount of trade receivables and other receivables due over 6-12 months, 25% gross amount of trade receivables and other receivables due over 1-2 years and 50% of gross amount of trade receivables and other receivables due over 2-3 years and 100% of gross amount of trade receivables and other receivables due over 3 years.  Additional specific provision is made against trade receivables aged less than 6 months to the extent which they are considered to be doubtful.

Bad debts are written off when identified.  The Company extends unsecured credit to customers ranging from three to six months in the normal course of business.  The Company does not accrue interest on trade receivables.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by the management and no significant additional bad debts have been written off directly to the profit and loss.  This general provisioning policy has not changed in the past since establishment and the management considers that the aforementioned general provisioning policy is adequate and not too excessive and does not expect to change this established policy in the near future.

Inventories

Inventories are stated at the lower of cost or market value.  Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  Our reserve requirements generally increase as our projected demand requirements; decrease due to market conditions, product life cycle changes.  The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory ageing analyses.  The Company writes down the inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Based on the above assessment, the Company establishes a general provision to make a 50% provision for inventories aged over 1 year.  As of  December 31, 2007 and 2006, no general provision for inventories was made.

Historically, the actual net realizable value is close to the management estimation.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives.  The principal depreciation rates are as follows :

	Annual rate	Residual value

Buildings	1.9%	5%
Plant and machinery	9.5%	5%
Motor vehicles	11.875%	5%
Office equipment	19%	5%
Tools	9.5%	5%
Leasehold improvements	12.5%	Nil

Construction in progress mainly represents expenditures in respect of the Company’s warehouses and factories under construction.  All direct costs relating to the acquisition or construction of the Company’s warehouses and factories are capitalized as construction in progress.  No depreciation is provided in respect of construction in progress.

Maintenance or repairs are charged to expense as incurred.  Significant improvements and renewals that extend the useful life of the asset are capitalized.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Land use right

Land use right is stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with SFAS No. 144 and Accounting Principles Board (“APB”) Opinion 18, Equity Method of Accounting for Investments in Common Stock, respectively.  The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lives assets and investment in an affiliate in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.  During the reporting periods, the Company has no identified any indicators that would require testing for impairment.

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery, the sales price is fixed or determinable and collection is reasonably assured.

Government grant

Government grant income represents the cash receipt from the relevant government authorities for technical development.  Government grant is recognized as income at the time when the approval documents are obtained from the relevant government authorities and when they are received.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Foreign currency translation

The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies.  The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.  The exchange rates in effect at December 31,2007 and 2006 were RMB1 for $0.1371 and $0.1282 respectively. There  is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet  date.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, dividend payable, trade, bills and other payables approximate their fair values due to the short-term maturity of such instruments.  The carrying amounts of bank borrowings approximate their fair values because the applicable interest rates approximate current market rates.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

In respect of foreign currency risk, the Company is exposed to this risk arising from import purchase transactions and recognized trade payables as they will affect the future operating results of the Company.  The Company did not have any hedging transactions during the reporting periods.  As the functional currency of the Company is RMB, the exchange difference on translation to US dollars for reporting purpose is taken to other comprehensive income.

Recently issued accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.”  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The fair value option may be elected on an instrument-by-instrument basis, with few exceptions.  SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities.  The requirements of SFAS 159 are effective for our fiscal year beginning January 1, 2008.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51.” SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations.” SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The management is in the process of evaluating the impact that SFAS 161 will have on the Company’s financial statements upon adoption.

In May 2008, FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”, effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Board does not expect that this Statement results in a change in practice. The management is in the process of evaluating the impact that SFAS 162 will have on our financial statements upon adoption.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

Our business is seasonal, with the highest proportion of sales and operating income being generated in the second and third quarters of each year, with lesser sales and operating income being generated in the first and fourth quarters fourth quarters of each year.  Our working capital requirements fluctuate during the year, increasing substantially during the first and fourth quarters as a result of lower demand for glass products due to the curtailment of construction works in winter season.

CORPORATE STRUCTURE AND HISTORY

We are a Nevada holding company for several direct and indirect subsidiaries in the BVI and China. Our principal operations in China are conducted through Fuxin Hengrui which is held by our direct wholly-owned subsidiary Dollar Come, a BVI corporation, and Fuxin Xianheng which is jointly held by Dollar Come and Fuxin Hengrui.  Dollar Come has no active business operations other than its ownership of Fuxin Hengrui and Fuxin Xianheng.  Fuxin Hengrui was incorporated in China in September 2002 and is now 100% owned by Dollar Come. Fuxin Xianheng was incorporated in April 2004 and is now 75% owned by Fuxin Hengrui and 25% owned by Dollar Come.

The following chart reflects our organizational structure as of the date of this Prospectus.

Our Corporate History

We were incorporated on December 2, 1993 in the State of Nevada under the name of Mesquite Gaming Corp and were formed to acquire, develop, construct, own and manage hotel/casino projects. On July 1, 1998, we opened for business and began receiving revenues from operations.  On December 1, 1999, we filed a voluntary petition for relief under Chapter 11 in the United States Bankruptcy Court, District of Nevada, or the Bankruptcy Court, and acted as debtor in possession.  On July 10, 2000, we again filed a voluntary petition for relief under Chapter 11 in the Bankruptcy Court and acted as debtor in possession.  On September 6, 2005, the Bankruptcy Court issued a final decree in the Chapter 11 proceedings, formally removing our Company from the oversight of the Bankruptcy Court and ending all bankruptcy proceedings.

On October 11, 2005, we entered into a stock purchase agreement with Halter Financial Investments, L.P., a Texas limited partnership, or HFI pursuant to which we sold 250,000 newly issued, restricted  post-reverse split shares of our common stock to HFI for gross proceeds of $75,000.  We relied upon Section 4(2) of the Securities Act, for an exemption from registration of these shares.  As a result of this transaction, HFI became our controlling stockholder, owning approximately 59.6% of the 419,436 issued and outstanding shares of our common stock.

On November 17, 2006, we sold to HFI 723,641 shares of restricted common stock for $217,092.30 or $.30 per share.  The transaction was effected pursuant to the terms of a stock purchase agreement entered into by our Company and HFI on November 17, 2006.  The purchase transaction was effected without registration in reliance upon Section 4(2) of the Securities Act.

On March 31, 2008, we completed the reverse acquisition of Dollar Come as discussed in details below. Dollar Come thereby became our wholly owned subsidiary.  In June 2008, we changed our name from “Nevstar Corporation” to “Golden Elephant Glass Technology, Inc.” to reflect the business of Dollar Come and its subsidiaries.

Acquisition of Dollar Come

On March 31, 2008, we completed a reverse acquisition transaction through a share exchange with Dollar Come whereby we issued to Money Victory Limited, Win-Win Global Investments Inc. and a trust beneficially holding shares of Dollar Come for 202 individuals located in the PRC who were the former shareholders of Dollar Come, an aggregate of 23,751,710 shares of our common stock, in exchange for all of the issued and outstanding capital stock of Dollar Come. Dollar Come thereby became our wholly owned subsidiary and Ms. Lin Tan, Ms. Yan Tan and Ms. Hong Tan, owners of Money Victory Limited and Win-Win Global Investments Inc. became our controlling stockholders.

Upon the closing of the reverse acquisition, Timothy Halter, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that became effective on April 19, 2008.  Lihui Song was appointed as our director effective upon the closing of the reverse acquisition.  In addition, our executive officers were replaced by the Fuxin Hengrui executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Dollar Come as the acquirer and Golden Elephant Glass Technology, Inc. as the acquired party.  When we refer in this Prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Dollar Come on a consolidated basis unless the context suggests otherwise.

OUR BUSINESS

Overview

We are a leading China-based float glass manufacturer.  Our product offerings include float glass, ultra-clear glass (also called crystal glass), colored float glass and high grade, glass processed products such as mirrors, glass artwork, tempered glass, insulated glass, laminated glass, lacquered glass and similar products.  We have been manufacturing our glass products from our production facility in Fuxin City, Liaoning Province, China since 2002 and sell our products to end users in China, Asia, Europe, South America and South Africa.  We ranked second in the Northeast China glass market based on sales revenues and production capacity according to a report issued by China Construction Products Quality Supervision Association.

We design, develop, manufacture and market our products for use in a variety of end products, including automobiles, commercial and residential buildings, construction materials, furniture and display cases, lighting fixtures and decorative glass artwork, bath fixtures and electrical household appliances, such as refrigerators and microwave ovens.  We sell our products to automakers and auto parts suppliers, building contractors and building material suppliers and manufacturers of retail goods, both directly and through a broad distributor network.  Our major customers and suppliers include Anshan Xingsheng Glass Distribution Office, Fuxin Economic and Technological Development Zone Guangyao Materials Center, Guangzhou Jingyao Glass Co., Ltd., Jilin Hongda Industrial Co., Ltd., Hengrui Wooden Cases Factory, Fuxin Laixi Commerce and Trade Co., Ltd. and Fujian Chengda Glass Trade Co., Ltd.

Our glass and glass products are manufactured in a broad range of colors and specifications which are usually measured by thickness and width and range between 2-23 millimeters in thickness and 3,300 millimeters in width.  Our glass products are marketed primarily under the “Golden Elephant” brand name. Our total annual production capacity of our glass products is currently 4.95 million weight cases and we maintain two production lines which have an aggregate daily melting capacity of over 800 tons.

Due to our focus on research and development and use of technologically advanced production methods and our utilization of cost efficient raw materials, we have become a low cost provider of high quality products.  Our glass products have been given a GB 11615-199 certification by the Chinese National Quality Standards for glass products and passed the annual inspections conducted by Chinese National Glass Inspection Committee since 2004. Our products also have been certified by ISO 9001-2000, a Chinese Quality System and ESC certification, a European Quality Certification for construction products, with the valid term from March 24, 2007 to March 24, 2010.  We transport our products by train and expressway.

Our sales revenue increased from $24.6 million in 2005 to $48.1 million in 2007 and our net income increased from $457,798 in 2005 to $6.9 million in 2007.

Our Industry

Overview of Global Glass Industry

The glass market is a basic raw material industry which accounted for approximately $46 billion in global sales during 2006 according to Analyzed Report on Investment and Development of Chinese Glass Industry (2006-2007).

In 2005, the global market for flat glass was approximately 40 million tons according to a 2006 report issued by the Pilkington Group.  Demand for high quality float glass was approximately 25 million tons, demand for  sheet glass was three million tons, demand for rolled glass was two million tons and the remaining 11 million tons represented demand for lower quality float glass.  Approximately 70% of this tonnage is used in the construction industry, 10% is used in the automotive industry and 20% is used in furniture and other interior applications.

Global demand for flat glass is expected to rise 5.2% annually through 2010 with the strongest gains in fast developing regions such as greater Asia, especially China and India.  Much of this growth is expected to be driven by the construction and automotive industries and also by legislation and regulations concerning safety, noise reduction and the response to the growing need for energy conservation.

Approximately three-quarters of the demand for glass is generated by Europe, China and North America and four companies -- NSG/Pilkington, Saint-Gobain, Asahi and Guardian -- produce approximately 67% of the high quality float glass, which is rapidly replacing lower quality float and sheet glass.

Overview of Chinese Glass Industry

China’s importance as a producer and consumer of glass and glass products has been swiftly growing since the 1990s as its economy has opened and become more developed and vibrant.  China currently accounts for over 33% of the world glass demand, up from approximately 20% just a decade ago.

In 2005, China produced approximately 19 million tons of flat glass, representing over 40% of the total worldwide output.  The glass industry in China, however, experienced a cyclical downturn in recent years lasting through the end of 2005 as a result of a challenging regulatory environment, increased raw material costs and higher manufacturing costs.  Industry wide sales revenue reached RMB 30.2 billion in 2005, an increase of 12.6% over 2004; however production costs during the same period rose by 28.23%, resulting in a 68.2% decrease of net income as compared with 2004.

Based on the continued growth rate in the Chinese gross domestic product, the rapid industrialization, urbanization and construction of new rural areas of Chinese and the extensive use of energy-saving glass, we believe that the glass industry will rebound measurably.  This recovery is also predicted in the “Eleventh Five-year Plan” which estimates domestic demand for flat glass will grow from 365.7 million weight cases in 2005 to approximately around 520 million weight cases in 2010.

We believe that recovery of the glass industry in China also is marked by the following factors:

•

Chinese demand for high quality float glass is growing at the rate of 10% per annum, but the number of western style production lines for these products remains low in China.

•

Oversupply of glass has slowed considerably with output amounting to 405 million weight cases in 2006, matching the approximate 10% growth in demand.

•

The price of float glass stopped declining and recovered in the second half of 2006 with prices up about 2% in the first quarter of 2007 as compared to the fourth quarter of 2006.

•

The price of raw materials used in the glass production industry, particularly heavy oil and pure alkali, have declined dramatically since the second half of 2006, approximately 16.72% and 27.72%, respectively.

•

Net profits in the glass industry reached RMB 97.27 million during January-February 2007 as compared to an overall RMB 440 million loss during the same period of 2006.

Growth of the Chinese Glass Industry

We believe that both production and demand for glass and glass products will continue to grow in China and abroad over the next five years at a rate of 10% due to the following factors:

•

The domestic glass industry can capitalize on China’s overall GDP growth.   According to the Eleventh Five-Year Plan for National Economic and Social Development, Chinese GDP is expected to maintain an annualized growth rate exceeding 8%.  This overall economic growth is driven largely by the construction and automotive industries which are the two largest consumers of our products.  We believe that continued demand by these and other industries as well as the rapid industrialization, urbanization and construction of new rural areas of our country will create growth opportunities for us.

•

Industry Shift.  For a variety of reasons, China is becoming a leading industrial and manufacturing center. There is a global trend towards moving manufacturing operations from countries where manufacturing costs are generally higher to countries such as China, where the manufacturing costs are generally lower.  More foreign multinational companies are entering the Chinese market to manufacture their goods which affords us greater opportunity to sell our products to them.  We believe that this trend of large multinational companies seeking to produce their products in China will benefit us.

•

Development of a Global Marketplace.  In connection with China’s entry into the World Trade Organization in 2005, trade barriers affecting the glass industry were eliminated and Chinese glass manufacturers were afforded a worldwide market.  In 2005, exports of glass from China grew from 188 tons in 2005 to 254 tons in 2006, representing a 35.4% growth rate.   While the growth rate may not reach historic level, we believe that Chinese glass manufacturers have a significant opportunity to satisfy demand in the global market.

Our Competitive Strengths

We believe that the following strengths enable us to compete effectively in and to capitalize on growth of the glass industry in China:

•

Leading market position.    In 2006, we ranked second in Northeast China in the glass market in terms of sales revenue and production capacity.

•

Possession of developed industrial technologies.    We believe that we are the first China-based manufacturer capable of producing ultra-clear glass using self-developed technologies. We also have an exclusive license to produce and use synthetic fuel oil called 520 Fuel Serum, which can be used as a substitute for 65 tons of heavy fuel oil per day.

•

Highly experienced and incentivized research and development team.  We have a R&D department composed of 32 engineers with years of experiences.  We are committed to developing new products, and generally launch a new product every 6 months.

•

Capacity to produce a broad product mix.  We have production lines for daily melting capacity for 500 tons of high quality float glass and 300 tons of high quality, ultra-clear and colored float glass, and we also have processing line for mirrors and processing equipment for other glass products such as insulating glass, tempered glass and laminated glass.

•

Low cost, high quality products.  We focus on manufacturing and selling high quality glass at competitive prices.  We believe we have price advantage over most of our competitors.

•

Long-term relationships.  Approximately 90% of our products are sold through a broad network of distributors with which we have had long standing relationships.

Our Growth Strategy

We plan to grow our business through the following strategies:

•

Leverage strength of specialty product lines.   We believe that the market for ultra-clear float glass will grow at a compound annual growth rate of 24% through 2010 based on estimated growth rates for lighting products, showcases, decorative crystal artwork, bath fixtures, household appliances, decorative building materials and solar panels.  We intend to leverage our capabilities in producing specialty float glass and capitalize on the expected demand from manufacturers of these end products.

•

Minimize adverse fluctuations in raw material costs.    We intend to control our raw material costs by developing in-house capabilities for sourcing key raw materials and by establishing long-term commitments with suppliers for future expected raw material requirements.

•

Increase production and glass processing capacity.    We intend to expand our production and glass processing capacity by increasing and enhancing our production lines and equipment and by expanding our product mix.

•

Strengthen our research and development capabilities.    We plan to invest in personnel, technology and equipment to further improve our research and development capabilities. We expect that this investment will contribute to our ability to further control our production costs and develop new high quality products.

•

Capitalize on positive reputation and expertise.    We hope to continue new product development while leveraging our strong customer relationships as a means of cross-selling our new products. We also plan to apply our existing technical and manufacturing expertise to develop innovative new product lines.

Our Operations

Our core product lines can be categorized as float glass products, consisting primarily of flat glass and specialty float glass products which are produced using the float glass methodology.  The float methodology is currently used to manufacture virtually all of the flat glass in the world.

This manufacturing process produces a flat sheet of glass and consists of the following six essential steps:

(1)

Batch mixing.  The raw materials (silica sand, soda ash and dolomite/limestone) are weighed and mixed and placed into a high temperature furnace where they are melted at 1500° C into molten glass.

(2)

Float bath.  The molten glass mixture then is directed to a pool of liquid tin on which the molten glass “floats” while hardening.  The glass, which is viscous, and the tin, which is fluid, does not mix and the contact surface between these two materials is perfectly flat.

(3)

Coating. At this stage, specialized metal oxides coatings can be applied to the glass surface while the glass is still hot in the annealing lehr in order to improve its performance or enhance its appearance.

(4)

Annealing.  Whether or not the molten glass is coated, the molten glass is slowly cooled or “annealed” as its passes into an annealing chamber called a lehr.  Here it is cooled at controlled temperatures, until it is essentially at room temperature.

(5)

Inspection.  Next the glass is inspected to ensure that is meets specifications and quality requirements.

(6)

Cutting and Shipping.  Finally, the float glass is then cut into large standard sheets or cut to size depending on its intended use and is ready to be shipped.

A description of the uses of our float glass and our products benefits are as follows:

Heavy Float Glass.  Our heavy float glass products, which are available in a variety of sizes, are manufactured based on our customers’ desired performance specifications with respect to thickness and tolerance, total weight, energy efficiency and light transmittance.  Our products are designed to control energy usage, provide thermal insulation and a noise barrier as well as afford safety and security.  Heavy float glass products are used in a wide variety of products including windows, doors, skylights, shelving, tabletops, and automotive applications.

Ultra-Clear Glass and Colored Float Glass.  Our Ultra-Clear float glass products are produced to have a higher percentage of light transmittance of up to 91.87% (as compared to 80-85% in our heavy float glass products) which results in glass product with enhanced clarity and greater translucence.  This product line is designed to offer functional benefits in addition to aesthetic benefits, such as color, shaping, patterns and texture. Ultra-Clear Glass is used to produce high end products such as luxury chandeliers and artificial crystal crafts.

Specialty Glass Processed Products.  Using a variation on the standard float glass production methodology, we manufacture and sell specialty float glass products which include mirrors, tempered glass, insulated glass, laminated glass, lacquerd glass, etc.

Manufacturing Facilities

Our primary manufacturing facility is located in Fuxin City in the Liaoning Province, China.  Our goal has been to construct manufacturing facilities which operate at peak efficiency while maintaining high workplace safety and environmental compliance standards.

As of December 31, 2007, we had 436 employees currently working at our two float glass production lines and various production equipment.

We own one production line which became operative in August 2003 and has daily melting capacity of  500 tons.  We leased another production line from the liquidation committee of Fuxin Guangya Flat Glass Co. Ltd with a term ending on the earlier of (i) ten years starting from August 25, 2004; or (ii) the closing date of the liquidation process for Fuxin Guangya Flat Glass Co. Ltd.  We upgraded this production line and it went into operation in September 2005.  The production line has a daily melting capacity of 300 tons and up to 1.65 million weight cases production capacity of ultra-clear and colored float glass annually.  Our production lines are designed to operate continuously, 365 days per year, throughout a 6 to 10 years initial operating life. Float lines are normally capable of several campaigns after the initial operating life following major repair and upgrade programs.  Our capital expenditures for these production lines have been over $35 million.

Our production lines operate on 3 eight-hour shifts per day over a 7-day work week.  Full utilization of our assembly lines is defined on this basis, and overtime production may result in utilization rates exceeding 100%.  Our average utilization rate during 2006 and 2007 has been 100% and 100%, respectively.

We also maintain a mirror processing line and processing equipment used to produce mirrors, glass artwork, tempered glass, insulated glass, laminated glass, lacquerd glass and other processed glass products.

Raw Materials

The primary raw materials and components we use to produce our glass and glass products are pure alkali, heavy oil, sandstone, silica sand, dolomite/limestone, 520 Fuel Slurry and mirabilite.  We also have high energy requirements due to the extreme nature of the production process.  Our primary raw material account for approximately 37% of our total production costs and fuel and energy account for approximately 46% of total production costs.  We attempt to source our raw materials locally or regionally in order to maintain quality control and minimize transportation costs.

Recently, we have been granted the exclusive license to produce and use a proprietary synthetic fuel oil called 520 Fuel Serum, which can be used as a substitute for 65 tons of heavy fuel oil per day, thereby creating for us significant cost savings for us.  We expect that the use of 520 Fuel Serum will result in annual cost savings of approximately $4 million annually or 8%, as a percentage of sales revenue.

Our Suppliers and Supplier Arrangements

We purchase the majority of our raw materials from suppliers located in China who are able to furnish us raw material that meet our quality standards and terms of delivery. We utilize local suppliers in close proximity to us, typically within 150 kilometers of our manufacturing facilities, in order to closely supervise their activities and monitor quality.  If geographically proximate suppliers continue to be able to provide high quality raw materials and components to us, we intend to continue to source our raw materials and components from them to take advantage of lower shipping costs and favorable quality control capabilities.  Our suppliers must meet our quality standards and delivery requirements consistently to remain on our approved supplier list. We utilize at least three suppliers for each major raw material and we order from each of them in order to avoid dependence on specific major suppliers. If a supplier furnishes suboptimal materials to us or is repeatedly late in deliveries, we remove them from our approved supplier list.

We typically purchase raw materials and components from our suppliers on credit, with terms requiring payment within 90 days following the delivery of the raw materials or components. When we purchase raw materials and components from PRC suppliers, we are able to pay in Renminbi.

Our largest suppliers in terms of annual cash expenditures through December 31, 2007 are Shandong Haihua Co., Ltd., Dalian Chemical Group Co. Ltd., Ruicheng Economic and Trade Company of Dalian Bonded Area, Erdos Mengxing Chemical Co. Ltd. and Panjin Guangda Liquid Ammonia Distribution Station, which collectively accounted for approximately $13.9 million in expenditures in 2007.

Our Distributors and Customers

We sell approximately 90% of our glass products through various regional distributors in China.  We have established and maintained long term relationships with major distributors who we believe have local business experience and established regional sales networks.   For the year ended December 31, 2007 and 2006, approximately 67.2 % and 75% of our sales revenue came from our top ten distributors.  In 2007, our biggest customer Anshan Xingsheng Glass Distribution Office accounted for approximately 15.8% of our total sales revenue. No other customers accounted for more than 10% of our sales revenue in 2007.

Sales and Marketing

As of December 31, 2007, our sales department consisted of twelve employees, each of whom assigned to be in contact with our primary distributors.  Members of our sales team generate sales leads by contacting prospective distributors directly and by attending industry trade shows and exhibitions. In addition, we utilize internet to advertise and introduce ourselves to overseas potential customers and established agent sales network in Africa, Korea, Russia and mid-east area.  We are also developing our sales networks in China by establishing warehouses in many major cities to reduce intermediary costs, improve profit margin and introduce our new products . We utilized the new marketing strategy in Dalian which proved to be successful.

Competition

Our experience is that the global glass manufacture industry is dominated by several major global manufacturers and then becomes extremely fragmented with numerous smaller regional manufacturers.

Our major international competitors are NSG/Pilkington Group Limited, Saint-Gobain, Asahi and Guardian, which manufacture nearly 70% of the glass produced in the world, have more resources and greater brand recognition than we enjoy.  While our resources may not be as great as our larger competitors, we believe our product quality, sales network, and sales and distribution network in China are superior.

We also compete with approximately 300 small-sized, local Chinese glass manufacturers. The number of these small companies varies from time to time. While we may have greater resources than our smaller competitors, it is possible that these competitors have better access in certain local markets to customers and prospects or an enhanced ability to customize products to a regional industry sector.  Our major competitors in China include Shandong Jinjing Science & Technology Stock Co., Ltd., CSG Holding Co., Ltd, Luoyang Glass Company Limited.

Intellectual Property

Our goal is to utilize our intellectual property to provide us with a competitive advantage or significant cost savings.

Our subsidiary Fuxin Hengrui holds one invention patent registration for the combustion method of synthetic petroleum in float glass melting furnace. Fuxin Hengrui also registered the trademark “Golden Elephant” in Chinese characters for various glass products and filed the trademark application for “Golden Elephant” in English characters on January 28, 2008 which is pending registration with the Trademark Office of the State Administration of Industry and Commerce of China.  In addition, pursuant to a license agreement entered into on August 27, 2008, our former subsidiary Fuxin Tianyuan has granted us an exclusive license to use two utility model patents and three technologies as to which Fuxin Tianyuan has submitted invention patent application with the PRC Patent Office. In the future, we will seek protection of our intellectual property where we believe there to be strategic importance in doing so.

We cannot give any assurance that the protection afforded our intellectual property will be adequate. It may be possible for third parties to obtain and use, without our consent, intellectual property that we own or are licensed to use. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

Properties

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. We were granted land use rights from the PRC government for 134318.5 square meters of land located in the Glass Industrial Park at 123 Chuangye Road, Haizhou District, Fuxin City, Liaoning Province, China. We also have 21 properties located at 123 Chuangye Road, Haizhou District, Fuxin City, Liaoning Province, China. The land use rights will expire on September 18, 2052. We have placed mortgages on the land and 19 properties to secure certain bank loans for an amount up to approximately $8.3 million.

We also lease land use right for 108,068 square meters and 42 properties (aggregated surface of 22,470.22 square meters) from Fuxin Guangya Flat Glass Co. Ltd.  We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business.

Dongfang Company which is owned by our majority stockholder Ms. Lin Tan transferred some properties including a hotel and some villas to Fuxin Hengrui to be used as collateral for a bank loan.  In March 2008, Fuxin Hengrui transferred the properties back to Dongfang Company after the bank loan was repaid.

Environmental Matters

During the glass production, there are unavoidable emissions of sulfur oxide and other exhaust gases and by-products which can be environmentally harmful.  Our goal is to maintain an environmentally conscious operation so we have sought to develop, promote and utilize new technologies and techniques that minimize the environmentally harmful effects of exhaust gas from our melting kilns. In order to minimize the negative effect of these substances on the environment, China also has adopted strict environmental standards for these emissions and discharges of environmental pollutants.  Accordingly, our manufacturing facilities are subject to various pollution control regulations with respect to noise and air pollution and the disposal of waste and hazardous materials.  We also are subject to periodic inspections by local environmental protection authorities.  Our operating subsidiaries have received certifications from the relevant PRC government agencies indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws. Environmental approval is currently pending with Fuxin authorities.

Regulation

Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC.

We are subject to the environmental regulations described in the preceding section entitled “Our Business – Environmental Matters.”

There is no private ownership of land in China. Upon payment of a land grant fee, land use rights can be obtained from the government for a period unto 50 years in the case of industrial land and are typically renewable. We have received the necessary land use rights certificate for 264,000 square meters of land located in the Glass Industrial Park 123 Chuangye Road, Haizhou District, Fuxin City, Liaoning Province, China.

We are also subject to China’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks, and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

Under current PRC laws and regulations, FIEs may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, FIEs in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their general reserves until the cumulative amount of such reserves reaches 50.0% of their registered capital. These reserves are not distributable as cash dividends. The board of directors of an FIE has the discretion to allocate a portion of the FIEs’ after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

We do not face any significant government regulation in connection with the production of our products. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

Our Employees

As of December 31, 2007, we employed 436 full-time employees.

As required by applicable PRC law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Our employees in China participate in a state pension scheme organized by PRC municipal and provincial governments. We are currently required to contribute to the scheme at the rate of 20% of the average monthly salary.

In addition, we are required by PRC law to cover employees in China with various types of social insurance, and we believe that we are in material compliance with the relevant PRC laws.

Seasonality

Our business is seasonal, with the highest proportion of sales and operating income being generated in the second and third quarters of each year, with lesser sales and operating income being generated in the first and fourth quarters fourth quarters of each year.  Our working capital requirements fluctuate during the year, increasing substantially during the first and fourth quarters as a result of lower demand for glass products due to the curtailment of construction works in winter season.

Insurance

We maintain property insurance for our premises located at Fuxin, China where our main production facilities are located. The aggregate maximum amount covered by our insurance policy is up to RMB 83 million (approximately $11 million). We also maintain property insurance for our automobiles. We do not maintain business interruption, product liability insurance or key-man life insurance.  We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in China.  However, we cannot ensure that our existing  insurance policies are sufficient to insulate us from all loses and liabilities that we may incur.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  We are currently not a party to any legal proceeding and are not aware of any legal claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Lihui Song	46	Chairman, President and CEO

Qiang Hao	39	Chief Financial Officer, Treasurer and Secretary

______________________________

Lihui Song

Mr. Song has been our Chief Executive Officer, President and Chairman of our board since March 31, 2008. From 2004 to July 2007, Mr. Song served as the Chairman of Fuxin Hengrui. Since December 28, 2005, he has served as the Chief Executive Officer at Fuxin Hengrui. In 2006, he was the Chairman and CEO of Hong Kong Dollar Come Investment Limited, the holding company of Fuxin Hengrui.  In 2002, he established Fuxin Guangya High Technology Co. Ltd, the predecessor of Fuxin Hengrui, and served as its Chairman and General Manager.  During his tenure, Mr. Song established a 500-ton float glass production line with an investment of RMB230 million.  From 1984 to 2002, Mr. Song was working for Fuxin Glass Company as assistant engineer, engineer, senior engineer, deputy manager, and manager.  He was named “Young Expert Contributing to Local Development” by Fuxin City.  Mr. Song earned his Bachelor’s Degree in silicate material from Liaoning Light Industry Institute in 1984.

Qiang Hao

Mr. Hao has been our Chief Financial Officer, treasurer and secretary since March 31, 2008. He has been Chief Financial Officer of Fuxin Hengrui since December 2005.  Mr. Hao has 15 years of accounting experience. He obtained his mid-level accounting certificate in 1994, tax accountant certificate in 1998, advanced accounting certificate in 2001. He has been a CPA since 2000.  Mr. Hao has extensive experience in accounting and auditing. Mr. Hao earned his Bachelor’s Degree in accounting from Dongbei University of Finance and Economics in 1992.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of no will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.  Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table  - Fiscal Years Ended December 31, 2007 and 2006

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.  No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Total ($)
Lihui Song, Chairman, President and CEO (1)	2007	50,767	50,767
	2006	46,152	46,152
Tim Halter, Chairman, President and CEO (2)	2007	-	-
	2006	-	-

(1)    On March 31 2008, we acquired Dollar Come in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Song became our Chief Executive Officer, President and Chairman. Prior to the effective date of the reverse acquisition, Mr. Song served at Fuxin Hengrui as the Chief Executive Officer. The annual, long term and other compensation shown in this table include the amount Mr. Song received from Fuxin Hengrui prior to the consummation of the reverse acquisition.

 (2)   Timothy P. Halter tendered his resignation to our Company upon the closing of the reverse acquisition on March 31, 2008. His resignation from all offices he held with us became effective on March 31, 2008 and his resignation from his position as our director became effective on April 19, 2008.

Employment Agreements

Our subsidiary Fuxin Hengrui has an employment agreement with Lihui Song, our CEO and President, which became effective as of December 28, 2005. Mr. Song is an employee-at-will.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2007.

Director Compensation

During the 2007 fiscal year, we did not pay our directors any compensation for their services as our directors.  In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings.  We do reimburse each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; CORPORATE GOVERNANCE

Transactions with related persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

•

In 2007, Fuxin Hengrui made five purchases of coal water mixture from its former subsidiary, Fuxin Tianyuan in the aggregate amount of $2.3 million.  Fuxin Tianyuan is owned by Fuxin Zhixin Technology Co., Ltd., an unrelated third party, and ceased to be our subsidiary in May 2008.

•

In 2007, Fuxin Hengru made an advance in the amount of US$3.26 million to Fuxin Zhonglin Industry Ltd. and W.7. Construction Inc., both are wholly owned by Ms. Lin Tan, our major shareholder and wife of our CEO and director Lihui Song. Ms. Tan used such amount to purchase ownership of Fuxin Hengrui from other Fuxin Hengrui minority shareholders.

•

On May 6, 2008, our subsidiary Dollar Come entered into a loan agreement with Ms. Lin Tan to borrow US$5 million at the annual interest rate of 8%.  The agreement has a two-year term and the loan proceeds will be used as working capital.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

Board Composition and Committees

Our board of directors is currently composed of one member, Mr. Lihui Song, who is also our Chief Executive Officer and President.

All actions of the board of directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have standing audit, nominating or compensation committees.  Currently, our sole director is responsible for the functions that would otherwise be handled by these committees.  We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable.  We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board of directors is an audit committee financial expert.  Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 26, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Golden Elephant Glass Technology, Inc., 123 Chuangye Road, Haizhou District, Fuxin City, Liaoning Province, People’s Republic of China.

Name & Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Lihui Song (3)	Chairman, CEO and President	Common stock $0.01 par value	15,438,612	54.5%
Qiang Hao	Chief Financial Officer	Common stock $0.01 par value	0	0
All officers and directors as a group (2 persons named above)		Common stock $.01 par value	15,438,612	54.5%
5% Securities Holder
Money Victory Limited		Common stock $0.01 par value	15,438,612	54.5%
Lin Tan(4)		Common stock $0.01 par value	15,438,612	54.5%
Win-Win Global Investments Inc.		Common stock $0.01 par value	7,125,531	25.1%
Yan Tan(5)		Common stock $0.01 par value	5,700,410	20.1%
Hong Tan (6)		Common stock $0.01 par value	1,425,103	5.0%

1.  Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our Common Stock.

2.  As of August 26, 2008, a total of 28,340,590 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1).

3.  Includes 15,438,612 shares held by Money Victory Limited, a BVI corporation of which Mr. Song’s wife Lin Tan is a 77.51% owner. Mr. Song disclaims his beneficial ownership of shares of our common stock held by Money Victory Limited except to the extent of his pecuniary interest therein.

4.  Includes 15,438,612 shares held by Money Victory Limited, a BVI corporation, of which Lin Tan is a 77.51% owner. Ms. Lin Tan disclaims her beneficial ownership of shares of our common stock held by Money Victory Limited except to the extent of her pecuniary interest therein.

5.  Includes 5,700,410 shares held by Win-Win Global Investments, Inc., a BVI corporation, for which Ms. Yan Tan is deemed to be the 80% beneficial owner.

6.  Includes 1,425,103 shares held by Win-Win Global Investments, Inc., a BVI corporation, for which Ms. Hong Tan is deemed to be the 20% beneficial owner.

Changes in Control

There are currently no arrangements which may result in a change in control of our Company.

CHANGE IN ACCOUNTANTS

On March 31, 2008, concurrent with the reverse merger transaction, our board of directors recommended and approved the dismissal of Rose, Snyder & Jacobs, or Rose, as our independent auditor, effective upon the filing of the consummation of the share exchange transaction.

Rose’s reports on our financial statements as of and for the fiscal years ended June 30, 2006 and June 30, 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended June 30, 2007 contained a going concern qualification as to the ability of us to continue.

During our two most recent fiscal years ended 2006 and 2007 and during the subsequent interim period through the date of this report, there were (1) no disagreements with Rose on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Rose, would have caused Rose to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

Concurrent with the decision to dismiss Rose as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiary Fuxin Hengrui with PKF Hong Kong, Certified Public Accounts and appointed PKF Hong Kong, Certified Public Accounts as our independent registered public accounting firm.

During the fiscal years ended 2006 and 2007 and through the date hereof, neither us nor anyone acting on our behalf consulted PKF Hong Kong, Certified Public Accounts with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that PKF Hong Kong, Certified Public Accounts concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We furnished Rose with a copy of this disclosure on March 31, 2008, providing Rose with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 5,561,475 shares of our common stock that were issued to the selling stockholders pursuant to transactions exempt from registration under the Securities Act.  All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.  The selling stockholders are divided into five categories: (i) certain investors from the private placement transaction closed in July 2008; (ii) certain investors related to the stock acquisition of our common stock by HFI; (iii) New Fortress Group Limited who received our shares for its advisory services in connection with the private placement, and (iv) the trust of Hongfei Xie who received our common stock in connection with the share exchange transaction with Dollar Come described above.

Private Placement Transaction

On July 23, 2008, we sold 3,338,790 shares of our common stock to 15 investors at $1.52 per share for a total of $5.07 million pursuant to a securities purchase agreement dated July 24, 2008.  The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.  The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.  We are registering certain of such shares sold pursuant to the securities purchase agreement described above.

Shares Issued to New Fortress Group Limited

We issued to New Fortress Group Limited 283,406 shares of our common stock for the advisory and consulting services rendered by Haoaide Investment Advisory Co., Ltd., or Haoaide, in connection with the private placement transaction described above. Haoaide assigned its rights to receive our common stock to New Fortress Group Limited. The shares were issued in reliance on the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Stock Purchased by HFI

Pursuant to the stock purchase agreements, dated October 11, 2005 and November 16, 2006, HFI purchased an aggregate of 973,641 shares of our common stock. The purchases above were made in reliance on the Section 4(2) of the Securities Act.  In July 2008, HFI purchased 107,000 share of our common stock from W/S in reliance on the Section 4(1-½ ) exemption.  We are registering certain of such shares owned by HFI and its transferees.

Stock Owned by the Trust of Hongfei Xie

Pursuant to the share exchange agreement, dated March 31, 2008, the trust of Hongfei Xie received 1,187,585 shares of our common stock in exchange for all of its share of Dollar Come.  The shares were exchanged in reliance on Regulation S promulgated under the Securities Act.  We are registering such shares owned by the trust of Hongfei Xie.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus.  Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of August 26, 2008 are included.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.  Each selling stockholder’s percentage of ownership in the following table is based upon 28,340,590 shares of common stock outstanding as of August 26, 2008.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as our officer or director, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates.  All information with respect to share ownership has been furnished by the selling stockholders.  The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.  In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.  Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to our disclosure under the headings “Security Ownership of Certain Beneficial Owners and Management.”

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below.  To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Shares Beneficially Owned before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(2)
Halter Financial Investments, L.P. 12890 Hill Top Road Argyle, TX 76226 (3)	640,256	547,386	92,870	*
Halter Financial Group, L.P. 12890 Hill Top Road Argyle, TX 76226 (4)	533,255	533,255	0	*
New Fortress Group Limited Suite 2204, Jinmao Tower 88 Century Ave., Pudong Shanghai 200121 China (5)	283,406	283,406	0	*
Trust of Hongfei Xie 123 Chuangye Road, Haizhou District Fuxin City, Liaoning, PRC 123000	1,187,585	1,187,585	0	*
Whitebox Intermarket Partners, LP c/o Whitebox Advisors, LLC 3033 Excelsior Blvd Ste 300 Minneapolis, MN 55416 Attn: Matt Selbrade (6)	657,895	657,895	0	*
Investment Hunter, LLC 1048 Texan Trail Grapevine, TX 76051 Attn: Gary Evans (7)	657,895	657,895	0	*
MidSouth Investor Fund LP c/o Heidtke & Co. Inc. 201 4th Ave. North, Suite 1950 Nashville, TN 37219 Attn: Lyman O Heidtke (8)	328,947	328,947	0	*
Maoquan Gong Suite 2204, Jinmao Tower 88 Century Ave., Pudong Shanghai 200121 China	328,936	328,936	0	*
HFG Investments Limited Suite 2204, Jinmao Tower 88 Century Ave., Pudong Shanghai 200121 China Attn: Zhihao Zhang (9)	197,368	197,368	0	*
Vyle Investment Inc. #4-601 Modern City 88 JianGuo Lu ChaoYang District Beijing China 100022 Attn: Brian Lin (10)	197,368	197,368	0	*
Halter Global Opportunity Fund, LP 5914 W. Courtyard Dr. Suite 190 Austin, TX 78730 Attn: Mark Hood (11)	213,816	213,816	0	*

Name and Address	Shares Beneficially Owned before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(2)
Liao Hui Suite 2204, Jinmao Tower 88 Century Ave, Pudong Shanghai 200121 China	131,579	131,579	0	*
Kevin Halter Jr. Halter Capital Corp. 2591 Dallas Parkway, #102 Frisco, TX 75034 Attn: Kevin Halter Jr.	65,789	65,789	0	*
Ruoling Wang Room 1701, Building 21 669 Baiyu Road Putuo District Shanghai 200063 China	65,789	65,789	0	*
MMH Group, LLC 9734 Anchor Drive Longs, SC 29568 Attn: Matthew Hayden (12)	65,789	65,789	0	*
Yu Hu Room 1102, No. 25, Lane 669 Baiyu Rd Shanghai 200063 China	32,895	32,895	0	*
Jun Shao 46#/ Room 1002 Lane 1555 Kai Xuan Bei Lu (Da Hua Qing Shui Wan) Shanghai 200063	32,895	32,895	0	*
Robert W. Schiesser Canaccord Capital Corporation P.O. Box 10337 Pacific Centre 22200-609 Granville Street Vancouver, B.C. V7Y 1H2	32,882	32,882	0	*
Total	5,654,345	5,561,475	0	*

* Less than 1%

(1) Assuming all shares are sold.
(2) Based upon 28,340,590 shares of common stock issued and outstanding as of August 26, 2008. Assumes all of the common stock offered pursuant to this prospectus is sold.
(3) Halter Financial Investments, L.P. is a Texas limited partnership in which Timothy P. Halter, our former director and officer, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are limited partners.  All of them have voting power and investment power over the securities owned by Halter Financial Investments, L.P.
(4) Halter Financial Group, L.P. is a Texas limited partnership in which Timothy P. Halter, our former director and officer, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are limited partners.  All of them have voting power and investment power over the securities owned by Halter Financial Group, L.P.
(5) Zhihao Zhang has voting and investment control over securities held by New Fortress Group Limited.
(6) Mr. Andrew J. Redleaf is the Chief Executive Officer and a director of Whitebox Intermarket Partners, L.P. and has voting and investment power over the securities held by Whitebox Intermarket Partners, L.P.
(7) Gary C. Evans has voting and investment control over securities held by Investment Hunter, LLC.
(8) Lyman O. Heidtke is the General Partner of MidSouth Investor Fund LP and has voting and investment control over securities held by the company. MidSouth Investor Fund LP is an affiliate of a broker-dealer.
(9) Zhihao Zhang has voting and investment control over securities held by HFG Investments Limited.
(10) Bin Lin has voting and investment control over securities held by Vyle Investment Inc.
(11) Mark C. Hood has voting and investment control over securities held by Halter Global Opportunity Fund, L.P.
(12) Matthew Hayden is the sole member of MMH Group, LLC and has voting and investment control over securities held by MMH Group, LLC.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders.  We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue up to 150,000,000 shares, consisting of any combination of common stock, par value $0.01 per share, and up to 10,000,000 shares of preferred stock, par value $0.01 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that elections for directors shall be by a plurality of votes.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.  Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series,  may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of  directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of preferred stock are currently outstanding.  The issuance of preferred stock, while providing desirable  flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco TX 75034.  Their phone number is (469) 633-0100.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 26, 2008, we had outstanding 28,340,590 shares of common stock.

Shares Covered by this Prospectus

All of the 5,561,475 shares being registered in this offering may be sold without restriction under the Securities Act of 1933.

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and applies to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months is entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but are our affiliates at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•

1% of the total number of securities of the same class then outstanding, which will equal approximately 283,406 shares immediately after this offering ; or

•

the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above.  If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shall Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us.  The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•

  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•

  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports on Form 8-K; and

• the least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, our stockholders, who were stockholders of ours prior to the reverse acquisition of Dollar Come, will be able to sell the their shares of our common stock from and after March 31, 2009 (the one year anniversary of our reverse acquisition of Dollar Come) without registration.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers.  Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Roth Capital Partners, LLC is a registered broker dealer and FINRA member firm and listed as a selling shareholder in this prospectus.  Roth Capital Partners, LLC served as placement agent for our private placement offering which was completed on July 23, 2008, and received, in addition to cash commissions and reimbursement of certain out-of-pocket expenses and counsel fees, warrants to purchase 166,940 shares of our common stock with an exercise price of $1.824 per share.  The registration statement of which this prospectus forms a part includes the shares of common stock underlying the warrants held by Roth Capital Partners, LLC.

The warrants held by Roth Capital Partners, LLC expire on July 23, 2011.  The 166,940 shares of common stock issuable upon conversion of placement agent warrants received by Roth Capital Partners, LLC are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of Roth Capital Partners, LLC as allowed under NASD Rule 2710 (g)(1) and (2).

Roth Capital Partners, LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled "Selling Security Holders" that purchased our privately placed securities.  All shares sold, if any, on behalf of selling shareholders by Roth Capital Partners, LLC would be in transactions executed by Roth Capital Partners, LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds.  Roth Capital Partners, LLC does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth Capital Partners, LLC.  Further, other than any existing brokerage relationship as customers with Roth Capital Partners, LLC, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners, LLC to sell their securities through Roth Capital Partners, LLC.

NASD Rule 2710 requires FINRA members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•

it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•

the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

•

whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•

in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

The Company has advised each Selling Stockholder that it is the view of the SEC that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the SEC.  If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resale of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C.

EXPERTS

The audited financial statements included in this prospectus and in the registration statement have been audited by PKF Hong Kong, CPA, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant or any of its parents or subsidiaries.  Nor was any such person connected with the Registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC's website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

GOLDEN ELEPHANT GLASS TECHNOLOGY, INC.

Golden Elephant Glass Technology, Inc.
(Formerly Nevstar Corporation)

Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008

(Stated in US dollars)

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Condensed Consolidated Statements of Income and Other Comprehensive Income

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

	Three months ended		Six months ended
	June 30		June 30
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Revenue
Sales revenues - Note 19	$15,348,524	$17,475,040	$27,174,234	$26,399,933
Cost of sales	(11,339,956)	(12,405,815)	(20,969,016)	(20,799,529)

Gross profit	4,008,568	5,069,225	6,205,218	5,600,404

Operating expenses
Administrative expenses	849,951	793,266	1,259,954	1,436,647
Selling expenses	79,507	272,210	101,853	533,751

Total operating expenses	929,458	1,065,476	1,361,807	1,970,398

Income from operations	3,079,110	4,003,749	4,843,411	3,630,006
Interest income	11,736	52	20,254	5,308
Other income	25,028	23,124	50,430	54,531
Bad debts recovered	2,302	-	157,794	-
Decrease in provision for bad debts	57,076	-	453,211	212,563
Gain on disposal of a subsidiary - Note 3(b)	508,981	-	508,981	-
Finance costs	(488,472)	(213,414)	(737,797)	(395,868)
Equity in net (loss)/income of an unconsolidated affiliate	-	(6,054)	-	724

Income before income taxes	3,195,761	3,807,457	5,296,284	3,507,264
Income taxes - Note 5	(419,406)	(532,439)	(543,851)	(632,631)
Minority interests shares of loss	-	-	4,994	-

Net income	$2,776,355	$3,275,018	$4,757,427	$2,874,633

Other comprehensive income
Foreign currency translation adjustments	$551,348	$127,063	$1,139,768	$181,677

Comprehensive income	$3,327,703	$3,402,081	$5,897,195	$3,056,310

Earnings per share : basic and diluted - Note 6	$0.11	$0.14	$0.20	$0.12

Weighted average number of shares
outstanding : basic and diluted - Note 6	25,001,800	23,751,710	24,383,695	23,751,710

See the accompanying notes to condensed consolidated financial statements

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Condensed Consolidated Balance Sheets

As of June 30, 2008 and December 31, 2007

(Stated in US Dollars)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$8,236	$62,660
Restricted cash	1,356,870	1,275,030
Trade receivables (net of allowance of doubtful accounts
of $51,252 in 2008 and $27,677 in 2007) - Note 7	5,076,732	5,749,984
Other receivables (net of allowance of doubtful accounts
of $4,377 in 2008 and $395,576 in 2007) - Note 8	7,872,857	3,079,943
Advances to staff (net of allowance of doubtful accounts
of $4,304 in 2008 and $71,131 in 2007) - Note 9	381,652	316,016
Prepayments - Note 10	5,714,104	1,794,416
Inventories - Note 11	6,881,691	4,955,896
Amount due from an unconsolidated affiliate	-	878,261
Deferred taxes	19,582	132,030

Total current assets	27,311,724	18,244,236

Investment in an unconsolidated affiliate	-	55,105
Property, plant and equipment, net - Note 12	26,236,497	27,408,880
Construction in progress	426,028	-
Land use right	2,829,201	2,930,020
Goodwill	393,831	393,831
Deferred taxes	159,821	177,459

TOTAL ASSETS	$57,357,102	$49,209,531

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$8,694,161	$7,819,249
Bills payable	3,545,370	3,331,530
Other payables and accrued expenses - Note 13	11,374,066	2,587,382
Sales receipt in advance	1,271,133	6,210,016
Dividend payable	-	630,660
Income tax payable	409,467	547,656
Amount due to a director	-	995,400
Secured short-term bank loans - Note 14	12,753,703	14,589,359
Unsecured loan - Note 15	914,800	-

TOTAL LIABILITIES	38,962,700	36,711,252

COMMITMENTS AND CONTINGENCIES - Note 16

STOCKHOLDERS’ EQUITY
Preferred stock : par value $0.01 per share Authorized 10,000,000 shares, none issued and outstanding	-	-
Common stock : par value $0.01 per share - Note 18 Authorized 150,000,000 shares in 2008 and 2007; issued and outstanding 25,001,800 shares in 2008 and 23,751,710 shares in 2007	250,018	237,517
Additional paid-in capital - Note 18	7,513,186	7,513,186
Statutory reserves	665,617	665,617
Accumulated other comprehensive income	2,216,103	1,076,335
Retained earnings	7,749,478	3,005,624

TOTAL STOCKHOLDERS’ EQUITY	18,394,402	12,498,279

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$57,357,102	$49,209,531

See the accompanying notes to condensed consolidated financial statements

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

	Six months ended June 30
	(Unaudited)
	2008	2007
Cash flows from operating activities
Net income	$4,757,427	$2,874,633
Adjustments to reconcile net income to net cash
flows provided by operating activities:
Depreciation	1,426,224	1,225,406
Amortization of land use right	30,435	30,740
Deferred taxes	144,220	99,329
Gain on disposal of a subsidiary	(508,981)	-
Recovery of doubtful debts	(453,211)	(212,563)
Equity in net loss of an unconsolidated affiliate	-	(724)
Minority interests	(4,994)	-
Changes in operating assets and liabilities:
Trade receivables	1,035,909	(2,762,369)
Other receivables	835,563	1,108,895
Advances to staff	32,304	(3,517)
Prepayments	(3,688,110)	(2,543,243)
Inventories	(1,625,020)	3,064,779
Bills receivable	2,484	-
Trade payables	354,930	2,208,206
Bills payable	-	583,650
Other payables and accrued expenses	(851,370)	1,242,730
Sales receipt in advance	(5,301,751)	(5,160,193)
Amount due to a director	-	(28,387)
Amount due from a director	(14,561)	-
Amount due from an unconsolidated affiliate	-	(392,768)
Income tax payable	(170,977)	533,302

Net cash flows (used in)/provided by operating activities	(3,999,479)	1,867,906

Cash flows from investing activities
Payments to acquire property, plant and equipment	(12,316)	(48,243)
Sale proceeds for disposal of land use right	246,759	-
Payment to acquire a subsidiary - Note 3(a)	(135,594)	-
Proceeds from disposal of property, plant and equipment	1,432,393	25,681
Cash inflow from RTO	464	-
Cash outflow from disposal of a subsidiary - Note 3(b)	(163)	-
Payment for construction in progress	(420,216)	-
Increase in restricted cash	-	(389,103)

Net cash flows provided by/(used in) investing activities	1,111,327	(411,665)

Cash flows from financing activities
Advances to third parties	(4,612,349)	-
Amounts due to third parties	2,871,590	-
Amount due to Tianyuan	1,130,206	-
Loan from a related party	5,796,250	-
Dividend paid to stockholders/Fuxin Hengrui’s ex-stockholders	(642,942)	(570,680)
Proceeds from unsecured loan	5,000,000	-
Proceeds from bank loans	-	6,021,971
Repayment of bank loans	(2,711,520)	(7,356,194)
Repayment of unsecured loan	(4,099,177)	-

Net cash flows provided by/(used in) financing activities	2,732,058	(1,904,903)

Effect of foreign currency translation on cash and cash equivalents	101,670	7,395

Net decrease in cash and cash equivalents	(54,424)	(441,267)

Cash and cash equivalents - beginning of period	62,660	529,208

Cash and cash equivalents - end of period	$8,236	$87,941

Supplemental disclosures for cash flow information:

Cash paid for:
Interest	$614,485	$326,992
Income taxes	582,809	-

Non-cash financing activities:
Consideration of disposal of a subsidiary offset by other payable	$709,200	$-

See the accompanying notes to condensed consolidated financial statements

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

1.

Corporation information

Golden Elephant Glass Technology, Inc. (the “Company”) was incorporated in State of Nevada on December 2, 1993 under the name of Nevstar Corporation. On April 21, 2008, the board of directors of the Company authorized the amendment to the Company's Articles of Incorporation to change its name to "Golden Elephant Glass Technology, Inc." (the "Amendment"). On the same date, stockholders holding a majority of the outstanding shares of the common stock of the Company approved the Amendment by written consent.

The Company’s shares are quoted for trading on the Over-The-Counter Bulletin Board (“OTCBB”) in the United States of America.

On June 11, 2008, as a result of the name change, the Company's trading symbol on the OTCBB has changed from “NVSC.OB” to "GOEG.OB".

Pursuant to the Share Exchange Agreement dated March 31, 2008, the Company acquired 100% ownership interest in Dollar Come Investments Limited (“Dollar Come”), a limited company incorporated in the British Virgin Islands on February 12, 2004 with authorized common stock of $50,000 divided into 50,000 ordinary shares of $1 each, in consideration for the issuance of the Company’s 23,751,710 new shares to the former stockholders of Dollar Come (“Dollar Come Former Stockholders”).

The aforesaid transaction was completed on March 31, 2008 and thereafter Dollar Come became a wholly owned subsidiary of the Company and Dollar Come Former Stockholders became the majority stockholders of the Company.  This transaction constituted a reverse takeover transaction (“RTO”).

On March 31, 2008, the Company's board of directors approved a change in the Company's fiscal year end from June 30 to December 31, subject to approval of an amendment of the Company's Amended and Restated Bylaws, in connection with the Company’s reverse acquisition with Dollar Come.

Dollar Come is a holding company whose primary operations are conducted through its subsidiaries located in the Liuling Province of the People’s Republic of China (the “PRC”).

Following the RTO, through Dollar Come, the Company indirectly owned Fuxin Hengrui Technology Co., Ltd. (“Fuxin Hengrui”), Fuxin Xianheng Float-Glass Co., Ltd. (“Xianheng”) and Fuxin Hengrui Tianyuan New Energy Sources Co., Ltd. (“Tianyuan”).

Fuxin Hengrui was incorporated in the PRC on September 18, 2002 with registered capital of $5,030,000 (RMB41,600,000, which are not divided into shares) and engaged in manufacture and distribution of float glasses in Liuling Province.  The entire equity interest of Fuxin Hengrui was directly held by Dollar Come.

Xianheng was incorporated in the PRC on April 1, 2004 with registered capital of $60,500 (RMB500,000, which are not divided into shares) of which 25% equity interest was directly held by Dollar Come whilst 75% equity interest was indirectly held by Dollar Come through Fuxin Hengrui.  During the reporting periods, Xianheng did not have any business activities.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

1.

Corporate information (Cont’d)

On May 17, 2006, Fuxin Hengrui together with, Madam Lin Tan (“Madam Tan”), one of the directors of Fuxin Hengrui established Tianyuan in the PRC with registered capital of $1,251,000 (RMB10 million, which are not dividend into shares). On May 16, 2006, according to the payment schedule, Fuxin Hengrui contributed $131,355 to its registered capital representing 35% equity interest. Pursuant to a special resolution passed on October 12, 2007, the registered capital of Tianyuan was reduced from $1,251,000 to $375,000 which was effective from January 16, 2008.  On January 16, 2008, Fuxin Hengrui further acquired 35% equity interest in Tianyuan from Madam Tan at a total consideration of $143,955, and thereafter, Tianyuan become a subsidiary of Nevstar.  Tianyuan is principally engaged in manufacturing of coal water mixture to assess energy alternative for industrial boiler. On May 17, 2008, Fuxin Hengrui disposed of its 70% equity interest in Tianyuan to a third party at a total consideration of $709,200 (RMB5,000,000).

More details and accounting treatment on investment in Tianyuan are set out in Note 3.

2.

Description of business

Following the RTO as detailed in note 3, the Company commenced to be engaged in the manufacture and distribution of float glasses in the PRC.  The Company’s product offerings include float glass, ultra-clear glass, colored flat glass and high grade, glass processed products such as mirrors, tempered glass, insulated glass, etc., and marketed primarily under the “Golden Elephant” brand name.

The raw materials used in production are mainly divided into four groups, soda ash, heavy oils, silica sand and dolomite, which are primary sourced from suppliers located in the PRC. The production facilities of the Company are located in Liuling Province of the PRC.

3.

Basis of presentation

Pursuant to the Share Exchange Agreement dated on March 31, 2008, the Company issued 23,751,710 new shares, par value $0.01 per share, to the stockholders of Dollar Come, representing approximately 95% of the Company post-exchange issued and outstanding common stock, in exchange for 100% of the outstanding capital stock of Dollar Come.

The RTO has been accounted for as a recapitalization of the Company whereby the historical financial statements and operations of Dollar Come become the historical financial statements of the Company, with no adjustment to the carrying values of the assets and liabilities.  The accompanying consolidated financial statements reflect the recapitalization of the stockholders’ equity as if the transaction occurred as of the beginning of the first period presented.

The accompanying consolidated financial statement of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant inter-company accounts and transactions have been eliminated in consolidation.  The results of subsidiary acquired or disposed of during the periods are included in the consolidated statement of income and comprehensive income from the effective date of acquisition or up to the date of disposal.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

3.

Basis of presentation (Cont’d)

(a)

The Company acquired 35% equity interest in Tianyuan at a consideration of $143,955 on January 16, 2008.  The fair value of Tianyuan as of January 16, 2008 was as follows :-

As of January 16, 2008

Cash and cash equivalents	$8,361
Other receivables and prepayments	625,451
Property, plant and equipment, net	575,726
Inventories	609,068
Other assets	76,091
Other payables and accrued expenses	(405,255)
Other liabilities	(1,309,628)

Net assets	$179,814

35% equity interest acquired	$62,935
Goodwill	81,020

Consideration	$143,955

Satisfied by :-

Cash payment	$143,955

Net cash paid to acquire Tianyuan	$135,594

As of March 31, 2008, the consolidated balance sheet reflects a goodwill identified on acquisition of Tianyuan of $81,020 which represents the excess of the purchase price of $143,955 over the attributable share (that is 35%) of fair value of acquired identifiable net assets of Tianyuan of $62,935.

The following unaudited pro forma financial information presents the combined results of the Company with the operations of Tianyuan for three months ended March 31, 2008 as if the acquisition had occurred as of January 1, 2008 :-

	Three months ended March 31, (Unaudited)
	2008	2007

Revenue	$11,825,710	$9,448,726
Net income/(loss)	$1,981,072	$ (393,606)
Earnings/(loss) per share : basic and diluted	$0.08	$ (0.02)

This unaudited pro forma financial information is presented for informational purposes only.  The unaudited pro forma financial information may not necessarily reflect the future results of operations or the results of operations would have been had the Company owned and operated this business as of the beginning of the period presented.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

3.

Basis of presentation (Cont’d)

(b)

According to the share transfer agreement signed between Fuxin Hengrui and a third party, Fuxin Hengrui disposed of its 70% equity interest in Tianyuan to a third party at a total consideration of $709,200 (RMB5,000,000) with effective date from May 17, 2008.

The assets and liabilities arising from the disposal as of May 17, 2008 were as follows :-

Property, plant and equipment	$468,371
Construction in progress	113,626
Inventories	714,379
Other receivables, deposits and prepayments	734,812
Cash and cash equivalents	163
Trade payables	(37,053)
Other payables and accruals	(546,570)
Amount due to a director	(245,616)
Amount due to a shareholder	(974,708)
Unsecured short-term loans	(57,120)
Minority interests	(51,085)

Net assets disposed	$119,199
Release on goodwill	81,020
Gain on disposal of a subsidiary	508,981

Consideration	$709,200

Satisfied by :-

Non cash transaction arising from disposal :-
Consideration offset by other payable of acquirer	$709,200

Net cash outflow on disposal of Tianyuan	$(163)

4.

Summary of significant accounting policies

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed.  Pursuant to the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets”, goodwill is not amortized and is subjected to an annual impairment test which occurs in the fourth quarter of each fiscal year.

Goodwill will be written down only when and if impairment is identified and measured, based on future events and conditions.

Minority interests

Minority interests resulted from the consolidation of 70% owned subsidiary, Tianyuan, where the Company has control over its operation.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

4.

Summary of significant accounting policies

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment.  Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, trade receivables and other receivables.  As of June 30, 2008 and December 31, 2007, substantially all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to other receivables and trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and other receivables and maintains an allowance for doubtful accounts of trade receivables and other receivables.

During the reporting periods, customers representing 10% or more of the Company’s consolidated sales are :-

	Three months ended		Six months ended
	June 30		June 30
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Aushen Xingsheng Glass Distribution Office	$3,833,390	N/A	$7,018,844	N/A

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  As of June 30, 2008 and December 31, 2007, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC.  They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.  The remaining insignificant balance of cash and cash equivalents were denominated in US dollars.

Restricted cash

Deposits in banks pledged as securities for bills payable that are restricted in use are classified as restricted cash under current assets.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Allowance of doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade receivables and other receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 10% of gross amount of trade receivables and other receivables due over 6-12 months, 25% gross amount of trade receivables and other receivables due over 1-2 years and 50% of gross amount of trade receivables and other receivables due over 2-3 years and 100% of gross amount of trade receivables and other receivables due over 3 years.  Additional specific provision is made against trade receivables aged less than 6 months to the extent which they are considered to be doubtful.

Bad debts are written off when identified.  The Company extends unsecured credit to customers ranging from three to six months in the normal course of business.  The Company does not accrue interest on trade receivables.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by the management and no significant additional bad debts have been written off directly to the profit and loss.  This general provisioning policy has not changed in the past since establishment and the management considers that the aforementioned general provisioning policy is adequate and not too excessive and does not expect to change this established policy in the near future.

Inventories

Inventories are stated at the lower of cost or market value.  Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels.  Our reserve requirements generally increase as our projected demand requirements; decrease due to market conditions, product life cycle changes.  The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory ageing analyses.  The Company writes down the inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Based on the above assessment, the Company establishes a general provision to make a 50% provision for inventories aged over 1 year.  As of June 30, 2008 and December 31, 2007, no general provision for inventories were made.

Historically, the actual net realizable value is close to the management estimation.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives.  The principal depreciation rates are as follows :-

	Annual rate	Residual value

Buildings	1.9%	5%
Plant and machinery	9.5%	5%
Motor vehicles	11.875%	5%
Office equipment	19%	5%
Tools	9.5%	5%
Leasehold improvements	12.5%	Nil

Construction in progress mainly represents expenditures in respect of the Company’s warehouses and factories under construction.  All direct costs relating to the acquisition or construction of the Company’s warehouses and factories are capitalized as construction in progress.  No depreciation is provided in respect of construction in progress.

Maintenance or repairs are charged to expense as incurred.  Significant improvements and renewals that extend the useful life of the asset are capitalized.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Land use right

Land use right is stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with SFAS No. 144 and Accounting Principles Board (“APB”) Opinion 18, Equity Method of Accounting for Investments in Common Stock, respectively.  The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lives assets and investment in an affiliate in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.  During the reporting periods, the Company has no identified any indicators that would require testing for impairment.

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery, the sales price is fixed or determinable and collection is reasonably assured.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share”.  Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented.  The weighted average number of shares of the Company represents the common stock outstanding during the reporting periods.

Recently issued accounting pronouncements

In May 2008, FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. Effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Board does not expect that this Statement will result in a change in current practice. However, transition provisions have been provided in the unusual circumstance that the application of the provisions of this Statement results in a change in practice. The management is in the process of evaluating the impact that SFAS 162 will have on the Company’s financial statements upon adoption.

In March 2008, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (“SFAS”) No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The fair value option may be elected on an instrument-by-instrument basis, with few exceptions.  SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities.  The requirements of SFAS 159 are effective for our fiscal year beginning January 1, 2008.  The management is in the process of evaluating the impact that SFAS 159 will have on the Company’s financial statements upon adoption.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

5.

Income taxes

United States

The Company is subject to U.S federal income tax at a tax rate of 34%.  No provision for U.S federal income taxes has been made as the Company was dormant and had no taxable income for the reporting periods.

BVI

Dollar Come was incorporated in the BVI and, under the current laws of the BVI, not subject to income taxes.

PRC

Before the implementation of the new enterprise income tax (“EIT”) law (as discussed below), Foreign Invested Enterprises (“FIE”) established in the PRC are generally granted certain tax benefits or holiday by the relevant tax authority.  On March 16, 2007, the National People’s Congress of China passed the new Corporate Income Tax Law (“EIT Law”), and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old tax laws applicable to FIEs, and its associated preferential tax treatments, beginning January 1, 2008.

Despite these changes, the EIT Law gives the FIEs established before March 16, 2007 (“Old FIEs”), such as our subsidiary Fuxin Hengrui and Xianheng, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT Law shall gradually increase their EIT rate by 2% per year until the tax rate reaches 25%. In addition, the Old FIEs that are eligible for the “two-year exemption and three-year half reduction” or “five-year exemption and five-year half-reduction” under the original EIT Law, are allowed to remain to enjoy their preference until these holidays expire.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then the organization’s global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

5.

Income taxes (Cont’d)

As approved by the relevant PRC tax authority, Fuxin Hengrui and Xianheng was entitled to a two-year exemption from EIT followed by a 50.0% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year. The tax holiday of Fuxin Hengrui commenced in 2004. Accordingly, Fuxin Hengrui is entitled to a 50% reduction on EIT tax rate of 12.5% for 2008 and will be subject to an EIT rate of 25% from 2009.  Xianheng’s tax holiday commenced in 2008, therefore, Xianheng is exempted from EIT in 2008 and 2009 and will be subject to a reduced EIT rate of 12.5% from 2010 to 2012.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The Company adopted FIN 48 on January 1, 2007. The management evaluated the Company’s tax positions and considered that no additional provision for uncertainty in income taxes is necessary as of June 30, 2008.

6.

Earnings per share

During the reporting periods, the Company had no dilutive instruments.  Accordingly, the basic and diluted earnings per share are the same.

7.

Trade receivables

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Trade receivables	$5,127,984	$5,777,661
Allowance for doubtful accounts	(51,252)	(27,677)

	$5,076,732	$5,749,984

The Company incurred $21,192 of doubtful debt expense and had $188,681 of doubtful debt recovery for the six months ended June 30, 2008 and 2007 respectively.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

8.

Other receivables

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Advances to third parties - Note 8a	$7,226,010	$2,923,647
Other receivables	309,019	551,872
Other tax recoverable	342,205	-

	7,877,234	3,475,519
Allowance of doubtful debts	(4,377)	(395,576)

	$7,872,857	$3,079,943

Note :-

a.

The amounts are interest-free, unsecured and repayable on demand.

b.

The Company had $404,997 and $20,459 of doubtful debt recovery for the six months ended June 30, 2008 and 2007 respectively.

9.

Advances to staff

The amounts are interest-free, unsecured and repayable on demand. The Company had $69,406 and $3,423 of doubtful debt recovery for the six months ended June 30, 2008 and 2007 respectively.

10.

Prepayments

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Prepayment for raw materials	$4,211,089	$718,220
Prepayment for rental expenses	1,345,888	814,236
Prepayment for factory construction	101,125	28,052
Prepayment for factory tools	-	34,973
Prepayment for utilities expenses	20,476	191,306
Prepayment for other expenses	35,526	7,629

	$5,714,104	$1,794,416

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

11.

Inventories

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Raw materials	$2,278,929	$871,549
Finished goods	4,561,981	4,046,025
Consumables	40,781	38,322

	$6,881,691	$4,955,896

No (recovery of)/provision for obsolete inventories were (credited)/charged to operations during the period.

As of June 30, 2008, totally 388,375 boxes of finished goods with carrying value of $2,048,053 and $1,530,840 were pledged to the banks for the bank loans (Note 14a) granted to the Company and the bills payable undertaken by the banks.

12.

Property, plant and equipment

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Costs:
Buildings	$13,912,343	$14,478,246
Plant and machinery	20,122,273	18,901,987
Office equipment	125,392	112,554
Tools	186,308	175,071
Leasehold improvements	3,853,457	3,621,035
Motor vehicles	472,888	447,358

	38,672,661	37,736,251
Accumulated depreciation	(12,436,164)	(10,327,371)

Net	$26,236,497	$27,408,880

As of June 30, 2008, certain property, plant and equipment with aggregate net book value of $13,241,372 was pledged to banks to secure general banking facilities (Note 14b).

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

13.

Other payables and accrued expenses

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Accrued audit fee	$174,788	$180,698
Payable for acquisition of property, plant and equipment	-	313,484
Accruals for factory construction	587,428	179,379
Loan from a related party - Note 13a	4,946,292	-
Amounts due to third parties - Note 13b	3,793,755	505,079
Amount due to Tianyuan - Note 13b	1,145,835	-
Other accrued expenses	541,042	602,197
Staff welfare payable - Note 13c	184,926	692,533
Other payables	-	114,012

	$11,374,066	$2,587,382

Note :-

a.

The amount represents loan from Madam Tan and is interest-free, unsecured and not repayable until the Company is in a position to do so.

b.

The amounts are interest-free, unsecured and not repayable until the Company is in a position to do so.

c.

Staff welfare payable represents accrued staff medical, industry injury claims, labor and unemployment insurances.  All of which are third parties insurance and the insurance premiums are based on certain percentage of salaries.  The obligations of the Company are limited to those premiums contributed by the Company.

14.

Secured short-term bank loans

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Bank loans repayable as follows:
Within 1 year	$12,753,703	$14,589,359

As of June 30, 2008, the Company’s banking facilities were as follows:

Facilities granted	Granted	Amount utilized	Unused

Secured bank loans	$14,701,700	$12,753,703	$1,947,997

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

14.

Secured short-term bank loans (Cont’d)

The above banking loans were secured by the following :-

a.

Finished goods with carrying value of $2,048,053 (Note 11);

b.

Property, plant and equipment with carrying value of $13,241,372 (Note 12);

c.

Land use right with carrying value of $2,829,201;

d.

Guarantees executed by Mr. Song Lihui who is a director of Golden Elephant Glass Technology, Inc. and third parties; and

e.

All the bank loans are denominated in RMB and carry interest rates ranging from 4.785% to 8.964% per annum with maturity dates within 1 year.

During the reporting periods, there was no covenant requirement under the banking facilities granted to the Company.

15.

Unsecured loan

On May 6, 2008, Dollar Come entered into a loan agreement with Madam Tan to borrow $5,000,000 at the annual interest rate of 8%.  The agreement has a two-year term and the loan proceed was used as working capital of the Company.

16.

Commitments and contingencies

a.

Capital commitment

As of June 30, 2008, the Company had no capital commitments in respect of the acquisition of property, plant and equipment which were contracted for but not provided in the financial statements.

b.

Operating lease arrangement

As of June 30, 2008, the Company had a non-cancelable operating lease for its warehouse.  The lease will expire in 2015 and the expected payments are as follows:-

Within one year	$425,520
Two to five years	1,702,080
After five years	602,820

$2,730,420

The rental expenses relating to the operating leases were $212,760 and $194,450 for the six months ended June 30, 2008 and 2007, respectively.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

16.

Commitments and contingencies (Cont'd)

c.

Environmental

The Company’s operations are subject to the laws and regulations in the PRC relating to the generation, storage, handling, transportation and discharge of certain materials, substances and waste into the environment, and various other health and safety matters.  Governmental authorities have the power to enforce compliance with their regulations, and violators may be subject to fines, injunctions or both.  The Company must devote substantial financial resources to ensure compliance, and the management believes that it is in substantial compliance with all the applicable laws and regulations.

The Company has not incurred any significant expenditure for environmental remediation, is currently not involved in any environmental remediation and has not accrued any amounts for environmental remediation relating to its operations.  Under existing legislation, management believes that there are no probable liabilities that will have a material adverse effect on the financial position, operating results or cash flows of the Company.

The Company incurred normal routine pollutant discharge fees of $Nil and $31 for the six months ended June 30, 2008 and 2007 respectively.

17.

State pension contribution plan

The Company has a defined contribution plan for all qualified employees in the PRC.  The employer and its employees are each required to make contributions to the plan at the rates specified in the plan.  The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the condensed consolidated statements of operations.  The Company contributed $43,933 and $36,923 for the six months ended June 30, 2008 and 2007 respectively.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

18.

Common stock and additional paid-in capital

	Common stock of par value $0.01 per share
			Additional
	Number of		paid-in
	shares	Amount	capital
Balance, January 1, 2007 and
December 31, 2007	23,751,710	$237,517	$7,513,186
Recapitalization	1,250,090	12,501	-

Balance, June 30, 2008	25,001,800	$250,018	$7,513,186

Note :-

a.

On March 31, 2008, the Company issued 23,751,710 new shares of common stock, par value $0.01 per share, to the stockholders of Dollar Come in exchange for 100% of the outstanding capital stock of Dollar Come.

b.

The Company’s issued and outstanding number of common stock immediately prior to the RTO is 1,250,090 shares are accounted for at $(1,072) of net book value at the time of the RTO.

19.

Segment information

The nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar, they are considered as a single reportable segment under FAS 131, “Disclosure about Segments of Enterprise and Related Information”.

All of the Company’s long-lived assets are located in the PRC.  Geographic information about the revenues, which are classified based on the customers, is set out as follows:

	Three months ended		Six months ended
	June 30		June 30
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007

PRC	$14,545,247	$16,322,137	$26,057,419	$24,697,840
Other	803,277	1,152,903	1,116,815	1,702,093

Total	$15,348,524	$17,475,040	$27,174,234	$26,399,933

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

20.

Subsequent events

(a)

Securities Purchase Agreement

On July 24, 2008, the Company entered into a securities purchase agreement (the "Securities Purchase Agreement") with certain accredited investors (collectively, the "Investors"). Under the Securities Purchase Agreement, the Company agreed to issue and sell to the Investors 3,338,790 new shares of the Company’s common stock (the "Shares"), representing approximately 11.8% of the issued and outstanding capital stock of the Company on a fully-diluted basis as of and immediately after consummation of the transactions contemplated by the Securities Purchase Agreement, for an aggregate purchase price of approximately $5 million (the "Purchase Price"), or $1.52 per share.

(b)

Registration Rights Agreement

On July 24, 2008, as a condition to the Securities Purchase Agreement, the Company and the Investors also entered into a registration rights agreement (the "Registration Rights Agreement"), pursuant to which the Company is obligated to register the Shares within a pre-defined period. Under the terms of the Registration Rights Agreement, the Company is obligated to file a registration statement under the Securities Act of 1933 on Form S-1 or on Form S-3 (if the Company is eligible) covering the resale of the Shares and any other shares of common stock issued to the Investors under the Securities Purchase Agreement. If the Company does not file the required registration statements in a timely manner, or if the Company fails to file any pre-effective amendments to such registration statements and respond in writing to the comments made by the Securities and Exchange Commission (the "SEC") within a pre-defined period, then the Investors are entitled to liquidated damages equal to 1.0% of the aggregate contribution of each Investor in any 30-day period up to a maximum of 10% of the aggregate amount of the Purchase Price. The Registration Rights Agreement also gives the Investors customary piggyback registration rights.

(c)

Lock-up Agreement

On July 24, 2008, the Company entered into separate lock-up agreements (the "Lock-up Agreements") with the chief executive officer and chief financial officer of the Company (each a "Holder"), pursuant to which each Holder agreed that, except as set forth in the Lock-up Agreement, he will not offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any of their shares of the Company’s common stock (including any securities convertible into, or exchangeable for, or representing the rights to receive, the Company’s common stock) or engage in any short sales with respect to any security of the Company.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

21.

Subsequent events (cont’d)

(d)

Holdback Escrow Agreement

On July 24, 2008, the Company entered into a holdback escrow agreement (the "Holdback Escrow Agreement") with the Investors and Securities Transfer Corporation, as escrow agent ("STC"), pursuant to which the Company agreed that an aggregate of $500,000 of the Purchase Price (the "Holdback Amount") will be deposited at the closing of the offering with STC and be distributed upon the satisfaction of two of the Company's covenants set forth in the Securities Purchase Agreement.

Pursuant to the Holdback Escrow Agreement, 50% of the Holdback Amount will be released to the Company upon the Company’s satisfaction of the covenant regarding the Qualified Board and 50% of the Holdback Amount will be released to the Company upon the Company’s satisfaction of the covenant regarding the Qualified CFO.

(e)

Make Good Escrow Agreement

Also in connection with the entry into the Securities Purchase Agreement, on July 24, 2008, the Company entered into a make good escrow agreement (the "Make Good Escrow Agreement") with Win-Win Global Investments, Inc. (the "Pledgor"), the Investors, Roth Capital Partners, LLC ("Roth") and STC, pursuant to which the Pledgor agreed to certain "make good" provisions in the event that the Company does not meet certain income thresholds for fiscal years 2008 and/or 2009 discussed in the Securities Purchase Agreement. Pursuant to the Make Good Escrow Agreement, the Pledgor established an escrow account and delivered to STC certificates evidencing 1,669,398 shares of the Company’s common stock held by the Pledgor (the "Make Good Shares") along with blank stock powers, to be held for the benefit of the Investors. The Pledgor agreed that if the after tax net income (the "ATNI") for the Company’s 2008 fiscal year is less than $10,000,000 or the ATNI for the Company’s 2009 fiscal year is less than $14,000,000 (after the exclusion of certain items from the calculation), then, in each case, the Pledgor will transfer to the Investors, on a pro rata basis, 50% of the Make Good Shares within 10 business days after the Company’s annual report on Form 10-K is filed for the respective fiscal year. In such event, the Pledgor’s obligation to transfer the Make Good Shares continues to apply to each of the Investors, even if an Investor has transferred or sold all or any portion of its securities, and each of the Investors shall have the right to assign its rights to receive a pro rata portion of the Make Good Shares in conjunction with negotiated sales or transfers of any of its securities. If the ATNI for the Company’s 2008 fiscal year is no less than $10,000,000 (after the exclusion of certain items from the calculation), 50% of the Make Good Shares will be released to the Pledgor. If the ATNI for the Company’s 2009 fiscal year is no less than $14,000,000 (after the exclusion of certain items from the calculation), then the remaining 50% of the Make Good Shares will be released to the Pledgor. The parties also agreed that for purposes of determining the ATNI under the Securities Purchase Agreement, the release of the Make Good Shares to the Investors or the Pledgor as a result of the operation of the Make Good Agreement shall not be deemed to be an expense, charge, or other deduction from revenues even though GAAP may require contrary treatment. The Make Good Escrow Agreement will terminate upon the distribution of all the Make Good Shares.

Golden Elephant Glass Technology, Inc. (Formerly Nevstar Corporation)

Notes to Condensed Consolidated Financial Statements

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

(Stated in US Dollars)

21.

Subsequent events (cont’d)

(f)

Roth Capital Partners, LLC and WLT Brothers Capital, Inc. acted as the Company’s placement agents ("Placement Agents") in connection with the offering of the Shares. As compensation for their services, the Placement Agents received a cash fee equal to $355,247.37, representing 7% of the gross proceeds received from the sale of the Shares. Roth also received a warrant to purchase 166,940 shares of common stock of the Company, representing 5% of the Shares (the "Warrant"). The Warrant has a term of three years, is exercisable immediately on issuance and has an exercise price of $1.824.

Dollar Come Investments Limited

Consolidated Financial Statements

For each of the two years

in the period ended December 31, 2007

(Stated in US dollars)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Dollar Come Investments Limited

We have audited the accompanying consolidated balance sheets of Dollar Come Investments Limited (the “Company”) and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and other comprehensive income/(deficit), stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

PKF

Certified Public Accountants

Hong Kong, China

May 14, 2008

Dollar Come Investments Limited

Consolidated Statements of Income and Other Comprehensive Income/(Deficit)

(Stated in US Dollars)

	Years ended December 31,
	2007	2006

Sales revenues - Note 26	$48,128,961	$30,245,534
Cost of sales	(36,756,818)	(31,727,456)

Gross profit/(loss)	11,372,143	(1,481,922)

Operating expenses
Administrative expenses	2,501,824	1,672,277
Selling expenses	681,689	741,777

	3,183,513	2,414,054

Income/(loss) from operations	8,188,630	(3,895,976)

Interest income	15,061	16,496
Other income	181,331	105,056
Government grants - Note 4	89,536	471,251
Decrease in provision for doubtful debts	182,844	-
Finance costs - Note 5	(1,174,151)	(764,454)
Equity in net loss of an unconsolidated affiliate	(43,946)	(33,378)

Income/(loss) before income taxes and minority interests	7,439,305	(4,101,005)
Income taxes - Note 6	(580,145)	11,748
Minority interests shares of loss	-	443,540

Net income/(loss)	$6,859,160	$(3,645,717)

Other comprehensive income
Foreign currency translation adjustments	$670,476	$206,951

Comprehensive income/(deficit)	$7,529,636	$(3,438,766)

Earnings/(loss) per share : basic and diluted - Note 7	$254,043	$(3,645,717)

Weighted average number of shares outstanding :
basic and diluted - Note 7	27	1

See the accompanying notes to consolidated financial statements

Dollar Come Investments Limited

Consolidated Balance Sheets

(Stated in US Dollars)

	As of December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$62,660	$529,208
Restricted cash - Note 8	1,275,030	448,996
Trade receivables (net of allowance of
doubtful accounts of $27,677 in 2007 and
$215,062 in 2006) - Note 9	5,749,984	1,312,495
Other receivables (net of allowance of
doubtful accounts of $395,576 in 2007 and
$245,978 in 2006) - Note 10	3,079,943	4,552,534
Advances to staff (net of allowance of
doubtful accounts of $71,131 in 2007 and
$179,276 in 2006) - Note 11	316,016	557,226
Prepayments - Note 12	1,794,416	933,016
Inventories - Note 13	4,955,896	5,657,558
Amount due from an unconsolidated affiliate - Note 20	878,261	600,955
Deferred taxes - Note 6	132,030	204,949

Total current assets	18,244,236	14,796,937

Investment in an unconsolidated affiliate - Note 4	55,105	99,051
Property, plant and equipment, net - Note 14	27,408,880	27,826,755
Construction in progress	-	52,471
Land use right - Note 15	2,930,020	2,798,602
Goodwill - Note 3	393,831	3,293
Deferred taxes - Note 6	177,459	163,512

TOTAL ASSETS	$49,209,531	$45,740,621

See the accompanying notes to consolidated financial statements

Dollar Come Investments Limited

Consolidated Balance Sheets (Cont’d)

(Stated in US Dollars)

	As of December 31,
	2007	2006

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables - Note 8	$7,819,249	$7,701,105
Bills payable - Note 8	3,331,530	448,700
Other payables and accrued expenses
- Note 17	2,587,382	10,361,782
Sales receipt in advance - Note 18	6,210,016	7,577,617
Dividend payable - Note 19	630,660	1,153,800
Income tax payable	547,656	26,311
Amount due to a director - Note 20	995,400	118,128
Secured short-term bank loans - Note 21	14,589,359	12,779,773

TOTAL LIABILITIES	36,711,252	40,167,216

COMMITMENTS AND CONTINGENCIES
- Note 22

MINORITY INTERESTS - Note 4	-	604,861

STOCKHOLDERS’ EQUITY
Common stock : par value $1 per share Authorized 50,000 shares in 2007 and 2006; issued and outstanding 100 shares in 2007 and 1 share in 2006 - Note 23	100	1
Additional paid-in capital	7,750,603	7,750,603
Statutory reserves - Note 24	665,617	79,446
Accumulated other comprehensive income	1,076,335	405,859
Retained earnings/(losses)	3,005,624	(3,267,365)

TOTAL STOCKHOLDERS’ EQUITY	12,498,279	4,968,544

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,209,531	$45,740,621

See the accompanying notes to consolidated financial statements

Dollar Come Investments Limited

Consolidated Statements of Cash Flows

(Stated in US Dollars)

	Years ended December 31,
	2007	2006

Cash flows from operating activities
Net income/(loss)	$6,859,160	$(3,645,717)
Adjustments to reconcile net income/(loss) to
net cash flows provided by/(used in) operating activities:
Depreciation	2,798,954	2,248,594
Amortization of land use right	60,379	58,345
Share of result of unconsolidated affiliate	43,946	33,378
Impairment of construction in progress	53,891	-
(Recovery of)/provision for doubtful debts	(182,844)	400,194
Deferred taxes	81,203	(37,526)
Minority interests	-	(443,540)
Changes in operating assets and liabilities:
Trade receivables	(3,979,926)	(754,658)
Other receivables	1,590,527	(2,314,944)
Advances to staff	384,622	103,754
Prepayments	(1,270,163)	(294,142)
Inventories	1,051,080	(983,695)
Trade payables	(399,993)	3,841,014
Bills payable	2,738,736	(66,665)
Other payables and accrued expenses	(8,151,596)	(2,928,453)
Sales receipt in advance	(1,818,660)	2,577,175
Amount due to a director	874,075	(550,385)
Amount due from an unconsolidated affiliate	(226,255)	(588,768)
Income tax payable	498,942	(10,118)

Net cash flows provided by/(used in) operating
activities	1,006,078	(3,356,157)

Cash flows from investing activities
Payments to acquire property, plant and
equipment	(37,508)	(1,642,144)
Proceeds from disposal of property, plant and
equipment	263	-
Payment to acquire land use right	-	(221,742)
Cash outflow from acquisition of 10.85% equity
Interest of Fuxin Hengrui - Note 3a	(995,400)	-
Net cash outflow from acquisition of
Xianheng - Note 3b	-	(47,450)
Payment to acquire an unconsolidated affiliate	-	(131,355)
(Increase)/decrease in restricted cash	(763,382)	70,036

Net cash flows used in investing activities	(1,796,027)	(1,972,655)

Dollar Come Investments Limited

Consolidated Statements of Cash Flows (Cont’d)

(Stated in US Dollars)

	Years ended December 31,
	2007	2006

Cash flows from financing activities
Dividend paid to stockholders	$(579,348)	$-
Proceeds from bank loans	15,347,982	10,917,529
Repayment of bank loans	(14,462,135)	(5,154,220)
Issuance of shares	99	-

Net cash flows provided by financing activities	306,598	5,763,309

Effect of foreign currency translation on cash
and cash equivalents	16,803	11,654

Net (decrease)/increase in cash and cash
equivalents	(466,548)	446,151

Cash and cash equivalents - beginning of year	529,208	83,057

Cash and cash equivalents - end of year	$62,660	$529,208

Supplemental disclosures for cash flow information:

Cash paid for:
Interest	$1,259,716	$505,354
Income taxes	-	35,896

See the accompanying notes to consolidated financial statements

Dollar Come Investments Limited

Consolidated Statements of Stockholders’ Equity

(Stated in US Dollars)

				Accumulated
	Common stock	Additional	Statutory	other	Retained
	Amount	paid-in	reserves	comprehensive	earnings/
	(Note 23)	capital	(Note 24)	income	(losses)	Total

Balance, January 1, 2006	1	7,750,603	79,446	198,908	378,352	8,407,310
Net loss	-	-	-	-	(3,645,717)	(3,645,717)
Foreign currency translation adjustments	-	-	-	206,951	-	206,951

Balance, December 31, 2006	1	7,750,603	79,446	405,859	(3,267,365)	4,968,544
Issuance of shares	99	-	-	-	-	99
Net income	-	-	-	-	6,859,160	6,859,160
Foreign currency translation adjustments	-	-	-	670,476	-	670,476
Appropriation to reserves	-	-	586,171	-	(586,171)	-

Balance, December 31, 2007	$100	$7,750,603	$665,617	$1,076,335	$3,005,624	$12,498,279

See the accompanying notes to consolidated financial statements

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

1.

Corporate information and reorganization

Dollar Come Investments Limited (“Dollar Come” or the “Company”) was incorporated on February 12, 2004 in the British Virgin Islands (the “BVI”) with authorized common stock of $50,000 divided into 50,000 ordinary shares of $1 each.  On July 2, 2004, 1 ordinary share of $1 each was issued at par for cash to Madam Tan Lin (“Madam Tan”) who is also one of the directors of the Company.  On September 28, 2007, 99 ordinary shares of $1 each were issued at par for cash to Money Victory Limited (“MVL”) in which Madam Tan is the sole shareholder.  On the same date, Madam Tan transferred her 1 ordinary share of $1 each to MVL at par and MVL transferred 30 ordinary shares of $1 each and 5 ordinary shares of $1 each to Win-Win Global Investments Inc. (“Win-Win”) and Ms. Xie Hong Fei (“Ms. Xie”) at par respectively.  Following the transfer, MVL, Win-Win and Ms. Xie held 65%, 35% and 5% equity interest of the Company respectively.  During the reporting periods, it acted as an investment holding company only and did not have any other activities.

As of December 31, 2007, the Company has two subsidiaries and an unconsolidated affiliate with details as below :-

Company name	Place/date of incorporation or establishment	The Company’s effective ownership interest	Common stock/ registered capital	Principal activities

Fuxin Hengrui Technology Co., Ltd. (“Fuxin Hengrui”)	The People’s Republic of China (“PRC”)/ September 18, 2002	100% directly held by the Company	Registered capital of $5,030,000 fully paid up	Manufacturing and distribution of float glasses

Fuxin Xianheng Float-Glass Co., Ltd. (“Xianheng”)	PRC/ April 1, 2004	25% directly held by the Company and 75% indirectly held through Fuxin Hengrui	Registered capital of $60,500 fully paid up	Not yet commenced business

Fuxin Hengrui Tianyuan New Energy Sources Co., Ltd. (“Tianyuan”)	PRC/ May 17, 2006	35% indirectly held through Fuxin Hengrui	Registered capital of $1,251,000 and $375,000 fully paid up	Manufacturing of coal water mixture to assess energy alternative for industrial boiler

During the reporting periods, the Company and its subsidiaries have undergone a series of reorganizations to rationalize the group structure and for the potential fund raising exercise.

Madam Tan was a substantial stockholder holding Fuxin Hengrui and Xianheng through various companies and personally before the reorganization as detailed in the following paragraphs.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

1.

Corporate information and reorganization (Cont’d)

Fuxin Hengrui was incorporated in the PRC on September 18, 2002 with registered capital of $5,030,000 (RMB41,600,000, which are not divided into shares) and engaged in manufacture and distribution of float glasses. Before December 27, 2004, 65% and 35% equity interest of Fuxin Hengrui was held by a PRC Company and a United States Company (the “U.S. Company”) respectively.  On December 27, 2004, Dollar Come acquired 54.15% equity interest of Fuxin Hengrui from the PRC Company and the entire 35% equity interest of Fuxin Hengrui from the U.S. Company at a total consideration of $7,750,603 same as the attributable share of fair value of acquired identifiable net assets of Fuxin Hengrui. The funding of the consideration was contributed by Madam Tan. On the same date, Mr. Song Lihui, who is a director of Fuxin Hengrui, acquired the remaining 10.85% equity interest of Fuxin Hengrui from the PRC Company.  On June 2, 2005, Mr. Song Lihui sold his entire 10.85% equity interest to Advance Sun Group Limited (“Advance Sun”), which was incorporated in BVI.  Following the disposal, Fuxin Hengrui has been changed from a Sino-Foreign Enterprises into a Wholly Foreign Owned Enterprises (“WFOE”). On January 1, 2007, Dollar Come acquired 10.85% equity interest of Fuxin Hengrui from Advance Sun at a total consideration of $995,400 and thereafter Fuxin Hengrui became a wholly-owned subsidiary of Dollar Come.

Xianheng was incorporated in the PRC on April 1, 2004 with registered capital of $60,500 (RMB500,000, which are not divided into shares) of which 60% equity interest was held by Madam Tan and the remaining 40% equity interest was held by a PRC Company in which Madam Tan Lin was a substantial stockholder. On October 17, 2005, Dollar Come and another PRC Company acquired 25% and 35% equity interest of Xianheng from Madam Tan respectively. On September 21, 2006, Fuxin Hengrui acquired 75% equity interest of Xianheng from two independent legal entities. Following the acquisition of 10.85% equity interest of Fuxin Hengrui by Dollar Come on January 1, 2007 as mentioned in the previous paragraph, the effective equity interest of Xianheng held by Dollar Come was 100%. During the reporting periods, Xianheng did not have any business activities.

On May 17, 2006, Fuxin Hengrui together with one of the directors of Fuxin Hengrui established Tianyuan in the PRC with registered capital of $1,251,000 (RMB10 million, which are not dividend into shares).  Pursuant to a special resolution passed on October 12, 2007, the registered capital of Tianyuan was reduced from $1,251,000 to $375,000 and the application was still in progress.  On May 16, 2006, according to the payment schedule, Fuxin Hengrui contributed of $131,355 to its registered capital representing 35% equity interest thereon.  Tianyuan is principally engaged in manufacturing of coal water mixture to assess energy alternative for industrial boiler. More details and accounting treatment on investment in Tianyuan are set out in note 4.

The Company accounted for the acquisition of both Fuxin Hengrui and Xianheng using the purchase accounting method and more details of the accounting treatment on these investments are set out in note 3.

2.

Description of business

The Company is a holding company whose primary business operations are conducted through its subsidiaries located in the Liuling Province of the PRC.  Through its operating subsidiaries, the Company manufactures and distributes float glasses.

The raw materials used in production are mainly divided into four groups, soda ash, heavy oils, silica sand and dolomite, which are primary sourced from suppliers located in the PRC. The production facilities of the Company are located in Liuling Province of the PRC.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.

Basis of preparation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant inter-company accounts and transactions have been eliminated in consolidation.  The results of subsidiary acquired or disposed of during the years are included in the consolidated statement of income and comprehensive income from the effective date of acquisition or up to the date of disposal.

(a)

The Company acquired 10.85% equity interest in Fuxin Hengrui at a cash purchase price of $995,400 on January 1, 2007.  The fair value of Fuxin Hengrui as of January 1, 2007 was as follows :-

As of January 1, 2007

Cash and cash equivalents	$529,207
Restricted cash	448,996
Trade receivables	5,475,766
Other receivables and prepayments	1,125,000
Property, plant and equipment, net	27,879,226
Land use right	2,798,602
Inventories	5,657,558
Other assets	1,842,278
Other payables and accrued expenses	(10,330,295)
Dividend payable	(1,153,800)
Other liabilities	(28,697,772)

Net assets	$5,574,766

10.85% equity interest acquired	$604,862
Goodwill	390,538

Consideration	$995,400

As of December 31, 2007, the consolidated balance sheet reflects goodwill identified on acquisition of Fuxin Hengrui of $390,538 which represents the excess of the purchase price of $995,400 over the attributable share (that is 10.85%) of fair value of acquired identifiable net assets of Fuxin Hengrui of $604,862.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.

Basis of preparation (Cont’d)

(b)

The Company and Fuxin Hengrui acquired 25% and 75% equity interest in Xianheng at a cash purchase price of $15,475 and $47,476 on October 17, 2005 and September 21, 2006 respectively. The fair value of Xianheng as of October 17, 2005 and September 21, 2006 was as follows :-

	As of	As of
	October 17, 2005	September 21, 2006

Cash and cash equivalents	$18	$26
Other receivables	139,277	142,426
Property, plant and equipment	-	32,172
Amount due to Fuxin Hengrui	(77,437)	(115,700)

Net assets	$61,858	$58,924

As of December 31, 2007 and 2006, the consolidated balance sheet reflects a goodwill identified on acquisition of Xianheng of $3,293 which represents the excess of the purchase price of $15,475 over the attributable share (that is 25%) of fair value of acquired identifiable net assets of Xianheng of $15,465 and the excess of the purchase price of $47,476 over the attributable share (that is 75%) of fair value of acquired identifiable net assets of Xianheng of $44,193.

4.

Summary of significant accounting policies

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed.  Pursuant to the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets”, goodwill is not amortized and is subjected to an annual impairment test which occurs in the fourth quarter of each fiscal year.

Goodwill will be written down only when and if impairment is identified and measured, based on future events and conditions.

Minority interests

Minority interests resulted from the consolidation of 89.15% and 91.86% owned subsidiaries, Fuxin Hengrui and Xianheng respectively, where the Company has control over their operations.

Investment in an unconsolidated affiliate

In the fiscal year 2007, the Company accounts for the 35% investment in Tianyuan (an investment in which the Company exercises significant influence but does not control) using the equity method, under which the share of Tianyuan’s net loss is recognized in the period in which it is incurred by Tianyuan.  As of December 31, 2007, the investment in an unconsolidated affiliate of $55,105 (RMB459,045) represents attributable share of the underlying net assets of Tianyuan.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, provision for warranty and the estimation on useful lives of property, plant and equipment.  Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, trade receivables and other receivables.  As of December 31, 2007 and 2006, substantially all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to other receivables and trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and other receivables and maintains an allowance for doubtful accounts of trade receivables and other receivables.

During the reporting periods, customers representing 10% or more of the Company’s consolidated sales are :-

	Years ended December 31,
	2007	2006

Anshan Xingsheng Glass Distribution Office	$7,323,980	$2,274,394

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  As of December 31, 2007 and 2006, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC.  They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.  The remaining insignificant balance of cash and cash equivalents were denominated in US dollars.

Restricted Cash

Deposits in banks pledged as securities for bills payable (note 8) that are restricted in use are classified as restricted cash under current assets.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Allowance of doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade receivables and other receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to 10% of gross amount of trade receivables and other receivables due over 6-12 months, 25% gross amount of trade receivables and other receivables due over 1-2 years and 50% of gross amount of trade receivables and other receivables due over 2-3 years and 100% of gross amount of trade receivables and other receivables due over 3 years.  Additional specific provision is made against trade receivables aged less than 6 months to the extent which they are considered to be doubtful.

Bad debts are written off when identified.  The Company extends unsecured credit to customers ranging from three to six months in the normal course of business.  The Company does not accrue interest on trade receivables.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by management and no significant additional bad debts have been written off directly to the profit and loss.  This general provisioning policy has not changed in the past since establishment and management considers that the aforementioned general provisioning policy is adequate and not too excessive and does not expect to change this established policy in the near future.

Inventories

Inventories are stated at the lower of cost or market value.  Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.  In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels.  The reserve requirements generally increase as the projected demand requirements, decrease due to market conditions, product life cycle changes.  The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Company estimates net realizable value based on intended use, current market value and inventory ageing analyses.  The Company writes down the inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Based on the above assessment, the Company establishes a general provision of 50% for inventories aged over 1 year.  As of December 31, 2007 and 2006, no general provision for inventories were provided.

Historically, the actual net realizable value is close to the management estimation.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives.  The principal depreciation rates are as follows :-

	Annual rate	Residual value

Buildings	1.9%	5%
Plant and machinery	9.5%	5%
Motor vehicles	11.875%	5%
Office equipment	19%	5%
Tools	9.5%	5%
Leasehold improvements	12.5%	Nil

Construction in progress mainly represents expenditures in respect of the Company’s warehouses and factories under construction.  All direct costs relating to the acquisition or construction of the Company’s warehouses and factories are capitalized as construction in progress.  No depreciation is provided in respect of construction in progress.

Maintenance or repairs are charged to expense as incurred.  Significant improvements and renewals that extend the useful life of the asset are capitalized.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Land use right

Land use right is stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with SFAS No. 144 and Accounting Principles Board (“APB”) Opinion 18, Equity Method of Accounting for Investments in Common Stock, respectively.  The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lives assets and investment in an affiliate in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.  During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer, the sales price is fixed or determinable and collection is reasonably assured.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Advertising and transportation expenses

Advertising, transportation and other product-related costs are charged to expense as incurred.

Advertising expenses amounted to $4,894 and $2,493 for two years ended December 31, 2007 and 2006 respectively are included in selling expenses.

Transportation expenses amounted to $591,077 and $641,975 for two years ended December 31, 2007 and 2006 respectively are included in selling expenses.

Stock-based compensation

During the reporting periods, the Company did not make any stock-based compensation payments.

Government grant

Government grant income represents the cash receipt from the relevant government authorities for technical development.  Government grant is recognized as income at the time when the approval documents are obtained from the relevant government authorities and when they are received.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Comprehensive income/(deficit)

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Components of comprehensive income/(deficit) include net income and less foreign currency translation adjustments.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Foreign currency translation

The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies.  The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.  The exchange rates in effect at December 31, 2007 and 2006 were RMB1 for $0.1371 and $0.1282 respectively.  There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, dividend payable, trade, bills and other payables approximate their fair values due to the short-term maturity of such instruments.  The carrying amounts of bank borrowings approximate their fair values because the applicable interest rates approximate current market rates.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

In respect of foreign currency risk, the Company is exposed to this risk arising from import purchase transactions and recognized trade payables as they will affect the future operating results of the Company.  The Company did not have any hedging transactions during the reporting periods.  As the functional currency of the Company is RMB, the exchange difference on translation to US dollars for reporting purpose is taken to other comprehensive income.

Basic and diluted earnings/(loss) per share

The Company reports basic earnings/(loss) per share in accordance with SFAS No. 128, “Earnings Per Share”.  Basic earnings/(loss) per share is computed using the weighted average number of shares outstanding during the periods presented.  The weighted average number of shares of the Company represents the common stock outstanding during the reporting periods.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.

Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes”.  This interpretation requires that the entity recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technology merits of the position.  The provisions of FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.  The Company has adopted FIN 48 effective from January 1, 2007 and considers that it has no material impact on these consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The fair value option may be elected on an instrument-by-instrument basis, with few exceptions.  SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities.  The requirements of SFAS 159 are effective for our fiscal year beginning January 1, 2008.  The Company is in the process of evaluating this standard and therefore have not yet determined the impact that SFAS 159 will have on our financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact that SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

In March 2008, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (“SFAS”) No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

5.

Finance costs

	Years ended December 31,
	2007	2006

Interest expenses	$1,065,714	$690,413
Bills discounting charges	6,887	-
Bank charges and net exchange loss	101,550	74,041

	$1,174,151	$764,454

6.

Income taxes

BVI

The Company was incorporated in the BVI and, under the current laws of the BVI, not subject to income taxes.

PRC

Corporate income tax (“CIT”) to the subsidiaries of the Company in the PRC is charged at 33%, of which 30% is for national tax and 3% for local tax, of the assessable profits.  As approved by the relevant tax authority in the PRC, Fuxin Hengrui was entitled to two years’ exemption, from the first profit making calendar year of operations after offset of accumulated taxable losses, followed by 50% tax reduction for the immediate next three calendar years (“tax holiday”). Fuxin Hengrui has elected not to commence the entitlement of tax holiday in the first profit making fiscal financial year of 2003 and thus had current tax payable in the prior period.  The tax holiday of Fuxin Hengrui commenced in the fiscal year 2004.  Accordingly, Fuxin Hengrui will be exempted from CIT for 2004 and 2005 and thereafter entitled to a 50% reduction on CIT tax rate at 16.5% for 2006 and 2007 and 12.5% for 2008.

The components of the provision/(benefit) for income taxes from continuing operations are :-

	Years ended December 31,
	2007	2006

Current taxes - PRC	$498,942	$25,778
Deferred taxes - PRC	81,203	(37,526)

	$580,145	$(11,748)

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

6.

Income taxes (Cont’d)

The effective income tax expenses differs from the PRC statutory income tax rate of 33% from continuing operations in the PRC as follows :-

	Years ended December 31,
	2007	2006
Provision for income taxes at statutory
income tax rate	$2,454,971	$(1,353,332)
Non-deductible items for tax	236,535	567,418
Income not subject to tax	(581,252)	(170,905)
Tax holiday	(498,943)	(25,778)
Valuation allowances	(1,005,181)	958,841
Others	(25,985)	12,008

	$580,145	$(11,748)

During the two years ended December 31, 2007 and 2006, the aggregate amounts of benefit from tax holiday were $498,943 and $25,778 and the respective effective on earnings/(loss) per share effect was $18,479 and $25,778 respectively.

Deferred tax assets/(liabilities) as of December 31, 2007 and 2006 are composed of the following :-

	As of December 31,
	2007	2006
The PRC
Current deferred tax assets:
Allowance of doubtful debts	$86,855	$160,079
Accrued liabilities	45,175	44,870

	$132,030	$204,949

Non current deferred tax assets/
(liabilities):
Tax losses	$-	$792,904
Depreciation of property, plant
and equipment	(177,548)	(205,197)
Amortization of land use right	45,391	42,445
Deferred expenses	309,616	326,264
Valuation allowances	-	(792,904)

	$177,459	$163,512

On March 16, 2007, the National People’s Congress approved the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”).  The new CIT Law reduces the corporate income tax rate from 33% to 25% with effect from January 1, 2008.  Accordingly, the carrying value of deferred tax assets reduces as a result of new tax rate.

7.

Earnings/(loss) per share

During the reporting periods, the Company had no dilutive instruments.  Accordingly, the basic and diluted earnings/(loss) per share are the same.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

8.

Restricted cash, bills and trade payables

	As of December 31,
	2007	2006
Bank deposits held as collateral for bills
payable	$1,275,030	$448,996

The Company is requested by certain of its suppliers to settle by issuance of bills for which the banks add their undertakings to guarantee their settlement at maturity.  These bills are interest-free with maturity of three to six months from date of issuance.  As security for the banks’ undertakings, the Company is required to deposit with such banks equal to 30% to 100% of the bills amount at the time of issuance and pledge certain finished goods (Note 13) and pay bank charges.  These deposits will be used to settle the bills at maturity.

Trade payables represent trade creditors on open account.  They are interest-free and unsecured.  The normal credit term given by these suppliers to the Company ranges from one to three months.

9.

Trade receivables

	As of December 31,
	2007	2006

Trade receivables	$5,777,661	$1,527,557
Allowance of doubtful accounts	(27,677)	(215,062)

	$5,749,984	$1,312,495

The Company recognized $(194,303) and $101,060 of (recovery of doubtful debts)/doubtful debt expense for two years ended December 31, 2007 and 2006 respectively and included them in selling expenses.

10.

Other receivables

	As of December 31,
	2007	2006

Advances to third parties - Note 10a	$2,923,647	$4,679,857
Value added tax and other tax recoverable	-	117,503
Other receivables	551,872	1,152

	3,475,519	4,798,512
Allowance of doubtful accounts	(395,576)	(245,978)

	$3,079,943	$4,552,534

Note :

a.

The amounts are interest-free, unsecured and repayable on demand.

b.

The Company incurred $127,273 and $165,274 of doubtful debt expense for two years ended December 31, 2007 and 2006 respectively and included them in selling expenses.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

1.

Advances to staff

The amounts are interest-free, unsecured and repayable on demand. The Company recognized $(115,814) and $133,860 of (recovery of doubtful debts)/doubtful debt expense for two years ended December 31, 2007 and 2006 respectively and included them in selling expenses.

12.

Prepayments

	As of December 31,
	2007	2006

Prepayment for raw materials	$718,220	$787,931
Prepayment for rental expenses	814,236	-
Prepayment for factory construction	28,052	30,655
Prepayment for factory tools	34,973	17,195
Prepayment for utilities expenses	191,306	97,235
Prepayment for other expenses	7,629	-

	$1,794,416	$933,016

13.

Inventories

	As of December 31,
	2007	2006

Raw materials	$871,549	$1,472,033
Finished goods	4,046,025	4,149,691
Consumables	38,322	35,834

	$4,955,896	$5,657,558

No (recovery of)/provision for obsolete inventories were (credited)/charged to operations for two years ended December 31, 2007 and 2006.

As of December 31, 2007, totally 388,375 boxes of finished goods with carrying value of $1,951,643 and $1,458,777 were pledged to the banks for the bank loans (Note 21a) granted to the Company and bills payable (Note 8) undertaken by the Company respectively.

14.

Property, plant and equipment

	As of December 31,
	2007	2006
Costs:
Buildings	$14,478,246	$13,531,965
Plant and machinery	18,901,987	17,165,082
Office equipment	112,554	96,250
Tools	175,071	163,706
Leasehold improvements	3,621,035	3,385,972
Motor vehicles	447,358	412,361

	37,736,251	34,755,336
Accumulated depreciation	(10,327,371)	(6,928,581)

Net	$27,408,880	$27,826,755

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

14.

Property, plant and equipment (Cont’d)

An analysis of assets pledged to banks for banking facilities (Note 21b) is as follows :-

	As of December 31,
	2007	2006
Costs:
Buildings	$10,394,610	$7,899,528
Plant and machinery	6,749,230	-

	17,143,840	7,899,528
Accumulated depreciation	(3,459,305)	(704,010)

Net	$13,684,535	$7,195,518

	Years ended December 31,
	2007	2006

Depreciation	$790,208	$151,635

During the reporting periods, depreciation is included in :-

	Years ended December 31,
	2007	2006

Cost of sales and overheads of inventories	$2,634,180	$2,116,065
Other	164,774	132,529

	$2,798,954	$2,248,594

During the two years ended December 31, 2007 and 2006, property, plant and equipment with carrying amount of $263 and Nil was disposed of at a total consideration of $263 and Nil respectively resulting in gain of Nil and Nil respectively.

15.

Land use right

	As of December 31,
	2007	2006

Right to use land	$3,154,427	$2,949,654
Accumulated amortization	(224,407)	(151,052)

	$2,930,020	$2,798,602

The Company obtained the right from the relevant PRC land authority for a period from November 20, 2002 to September 18, 2052 to use the lands on which the office premises, production facilities and warehouse of the Company are situated.  This right was pledged to a bank for the bank loans granted to the Company (Note 21c).

During the two years ended December 31, 2007 and 2006, amortization amounted to $60,379 and $58,345 respectively.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

15.

Land use right (Cont’d)

The estimated aggregate amortization expenses for land use right for the five succeeding years is as follows :-

Year

2008	$60,379
2009	60,379
2010	60,379
2011	60,379
2012	60,379

$301,895

16.

Trademark

The Company currently owns a trademark, namely “Gold Elephant” which was registered in the PRC.  The cost of application has been recognized as an expenses when incurred.

17.

Other payables and accrued expenses

	As of December 31,
	2007	2006

Accrued audit fee	$180,698	$179,480
Payable for acquisition of property, plant
and equipment	313,484	753,183
Accruals for factory construction	179,379	1,649,093
Loans from related parties - Note 17a	-	71,368
Loans from third parties - Note 17b	505,079	6,957,053
Other accrued expenses	602,197	458,706
Other tax payable	692,533	134,341
Staff welfare payable - Note 17c	114,012	146,511
Other payables	-	12,047

	$2,587,382	$10,361,782

Note :-

a.

The amounts represent loans from related companies in which Madam Tan is a shareholder and are interest-free, unsecured and repayable on demand.

b.

The amounts are interest-free, unsecured and repayable on demand.

c.

Staff welfare payable represents accrued staff medical, industry injury claims, labor and unemployment insurances.  All of which are third parties insurance and the insurance premiums are based on certain percentage of salaries.  The obligations of the Company are limited to those premiums contributed by the Company.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

18.

Sales receipt in advance

The amount represents 100% sales deposit received from local customers.

19.

Dividend payable

The amount represents the dividend declared by the directors of Fuxin Hengrui and payable to the ex-stockholders.

20.

Amount due from an unconsolidated affiliate / amount due to a director

The amounts are interest-free, unsecured and repayable on demand.

21.

Secured short-term bank loans

	As of December 31,
	2007	2006
Bank loans repayable as follows:
Within 1 year	$14,589,359	$12,779,773

As of December 31, 2007, the Company’s banking facilities were as follows :-

		Amount
Facilities granted	Granted	utilized	Unused

Secured bank loans	$16,835,880	$14,589,359	$2,246,521

The above banking facilities were secured by the following :-

a.

Finished goods with carrying value of $1,951,643 (Note 13);

b.

Property, plant and equipment with carrying value of $13,684,535 (Note 14);

c.

Land use right with carrying value of $2,930,020 (Note 15);

d.

Guarantee executed by Mr. Song Lihui who is an ex-director of Fuxin Hengrui and third parties; and

e.

All the bank loans are denominated in RMB and carry interest rates ranging from 5.742% to 8.019% per annum with maturity dates within 1 year.

During the reporting periods, there was no covenant requirement under the banking facilities granted to the Company.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

22.

Commitments and contingencies

a.

Capital commitment

As of December 31, 2007, the Company had no capital commitments in respect of the acquisition of property, plant and equipment which contracted for but not provided in the financial statements.

b.

Operating lease arrangement

As of December 31, 2007, the Company had one non-cancelable operating lease for its offices, factories and warehouses.  The lease will expire in 2015 and the expected payments are as follows :-

Within one year	$395,010
Two to five years	1,580,040
After five years	1,053,360

$3,028,410

The rental expense relating to the operating leases was $395,010 and $376,800 for the two years ended December 31, 2007 and 2006 respectively.

c.

Environmental

The Company’s operations are subject to the laws and regulations in the PRC relating to the generation, storage, handling, transportation and discharge of certain materials, substances and waste into the environment, and various other health and safety matters.  Governmental authorities have the power to enforce compliance with their regulations, and violators may be subject to fines, injunctions or both.  The Company must devote substantial financial resources to ensure compliance, and the management believes that it is in substantial compliance with all the applicable laws and regulations.

The Company has not incurred any significant expenditure for environmental remediation, is currently not involved in any environmental remediation and has not accrued any amounts for environmental remediation relating to its operations.  Under existing legislation, management believes that there are no probable liabilities that will have a material adverse effect on the financial position, operating results or cash flows of the Company.

The Company incurred normal routine pollutant discharge fees of $3,862 and $1,383 for the two years ended December 31, 2007 and 2006 respectively.

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

23.

Common stock

Authorized

On February 12, 2004, the Company was incorporated with authorized common stock of $50,000 divided into 50,000 ordinary shares of $1 each.

Issued and outstanding

On July 2, 2004, 1 ordinary share of $1 each was issued at par for cash.

On September 28, 2007, the Company issued 99 ordinary shares of $1 each at par for cash.

24.

Statutory reserves

In accordance with the relevant laws and regulations of the PRC and articles of association of the Company, it is required to appropriate 10% of its net income, after offsetting any prior years’ losses, to the statutory reserve.  When the balance of such reserve reaches 50% of the registered capital, any further appropriation is optional.  Upon approval from the board of directors of the Company, the statutory reserve can be used to offset accumulated losses or to increase registered capital.

25.

State pension contribution plan

The Company has a defined contribution plan for all qualified employees in the PRC.  The employer and its employees are each required to make contributions to the plan at the rates specified in the plan.  The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the consolidated statements of operations.  The Company contributed $86,079 and $83,538 for the two years ended December 31, 2007 and 2006 respectively.

26.

Segment information

The nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar, they are considered as a single reportable segment under FAS 131, “Disclosures about Segments of an Enterprise and Related Information”.

All of the Company’s long-lived assets are located in the PRC during the reporting periods.  Geographic information about the revenues, which are classified based on the customers, is set out as follows :-

	Years ended December 31,
	2007	2006

PRC	$45,422,716	$25,139,321
Others	2,706,245	5,106,213

Total	$48,128,961	$30,245,534

Dollar Come Investments Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

27.

Related party transactions

Apart from the transactions as disclosed in notes 17a, 19, 20 and 21d to the financial statements, during the two years ended December 31, 2007 and 2006, the Company had the following transactions with Tianyuan :-

	Years ended December 31,
	2007	2006
Purchase of coal water mixture
and heavy oil based on a pre-agreed
basis by both parties	$2,269,587	$1,203,390
Rental income based on market value	$39,501	$18,840

28.

Subsequent events

(a)

On March 31, 2008, a reverse acquisition was completed between the Company, all of the Company’s stockholders and Nevstar Corporation (“Nevstar”), a US Public Corporation with its common stock quoted on the Over-The-Counter Bulletin Board (“OTCBB”) in the United States, whereby Nevstar issued to the stockholders of the Company 23,751,710 news shares of its common stock in exchange for all of the issued and outstanding capital stock of the Company, and the Company thereby became a wholly owned subsidiary of Nevstar and the stockholders of the Company became the controlling stockholders of Nevstar.

Upon consummation of the above reverse takeover transaction (“RTO”) or share exchange transaction, recapitalization accounting treatment which is same as reverse takeover accounting treatment under purchase method is adopted for the preparation of Nevstar’s consolidated financial statements with the Company as the accounting acquirer and Nevstar as the accounting acquired party.  It means that the assets and liabilities and operations of the Company will become the assets and liabilities and operations of Nevstar with no adjustment to the historical basis of the assets and liabilities of the Company and operations consolidated.

On March 31, 2008, Mr. Song Lihui was appointed as Chairman and Chief Executive Officer of Nevstar effective as of the closing of the RTO.

(b)

On January 16, 2008 (“Date of Acquisition”), the Company’s wholly owned subsidiary, Fuxin Hungrui, entered into an agreement with Madam Tan to acquire her 35% equity interest in Tianyuan at a consideration of $143,955 (RMB 1.05 million).  Upon completion of the transaction, Tianyuan is considered as a subsidiary of the Company as Dollar Come obtained control over it through its 70% shareholding in total.  The remaining 30% equity interest is held by an independent third party.

The Company’s investment in Tianyuan will include goodwill of $81,020 identified on acquisition, which represents the excess of the purchase price of $143,955 over the attributable share (that is 35%) of fair value of acquired identifiable net assets of Tianyuan amounted to $62,935.  Goodwill is not amortized and will be written down only when and if impairment is identified and measured, based on future events and conditions.

5,561,475  Shares

GOLDEN ELEPHANT GLASS TECHNOLOGY, INC.

Common Stock

PROSPECTUS

               , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid

SEC Registration Fee	$ 1,403
Printing Fees and Expenses	3,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	20,000
Blue Sky Fees and Expenses	-
Transfer Agent and Registrar Fees	500
Miscellaneous	500

Total	$45,403

Item 14.

Indemnification of Directors and Officers

Our Articles of Incorporation state that no director shall be liable to the company or any of its stockholders for monetary damages for acts or omissions by the director in his or her capacity as a director to the fullest extent permitted under Nevada law, except generally with respect to (i) a breach of the director’s duty of loyalty to the Company or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability which may be specifically defined by law, or (iv) a transaction from which the director derived an improper personal benefit.  In addition, our Articles of Incorporation and Bylaws provide that we shall indemnify our directors to the fullest extent permitted by Nevada law and that we may, if and to the extent authorized by the board of directors, so indemnify our officers and any other person whom we have the power to  indemnify against liability, reasonable expense or other matter whatsoever.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

II-1

Item 15.

Recent Sales of Unregistered Securities

On July 24, 2008, we sold 3,338,790 shares of our common stock to 15 investors at $1.52 per share for a total of $5.07 million pursuant to a securities purchase agreement dated July 24, 2008.  The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On July 24, 2008, we issued to New Fortress Group Limited 283,406 shares of our common stock pursuant to an advisory agreement between the Company and Haoaide. Haoaide assigned its rights under the agreement to New Fortress Group Limited. The shares were issued in reliance on the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On July 24, 2008, we issued to Roth warrants for the purchase of 166,940 shares of our common stock as a partial consideration for its services in connection with the private placement transaction described above. The warrants were issued in reliance on the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On March 31, 2008, we issued 23,751,710 shares of our common stock to stockholders of Dollar Come.  The total consideration for the 23,751,710 shares of our common stock is 100 shares of common stock of Dollar Come, which is all the issued and outstanding capital stock of Dollar Come.  We did not receive any cash consideration in connection with the share exchange.  The number of our shares issued to the stockholders of Dollar Come was determined based on an arms-length negotiation.  The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation S promulgated thereunder.

On November 17, 2006, we sold to HFI 723,641 shares of our common stock for $217,092.30 at $.30 per share.  The transaction was effected pursuant o the terms of a stock purchase agreement entered into by our Company and HFI on November 17, 2006. The issuance was effected without registration in reliance upon Section 4(2) of the Securities Act.

On November 17, 2006, we entered into a settlement and stock issuance agreement with W/F, pursuant to which we paid to WF the amount of $100,000 and issued to WF 107,000 shares of our common stock in settlement of our $501,945.66 debt obligation to WF.

On October 11, 2005, pursuant to the terms of a stock purchase agreement, we sold 75,000,000 shares of our common stock to HFI at a price of $0.001 per share for an aggregate  purchase price of $75,000.  The issuance was effected without registration in reliance upon Section 4(2) of the Securities Act.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act.  These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.  In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

II-2

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the United States and (d) each subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following Exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1

Share Exchange Agreement, dated March 31, 2008, by and among the registrant, Dollar Come and its shareholders (incorporated by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K filed on March 31, 2008).

3.1	Article of Incorporation of the registrant, as amended to date (incorporated by reference to the registrant’s definitive information statement on Schedule 14C filed on January 13, 2006).

3.2	Bylaws of the registrant, as amended to date (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed on April 25, 2008).

5	Opinion of Thelen Reid Brown Raysman & Steiner LLP for the legality of the shares. *

10.1

Securities Purchase Agreement, dated July 24, 2008 by and among the registrant, Dollar Come Investments Limited, Fuxin Hengrui Technology Co., Ltd. and the investors listed therein (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.2

Registration Rights Agreement, dated July 24, 2008 by and among registrant and the investors signatory thereto ( incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.3

Cash Escrow Agreement, dated July 24, 2008 by and among the registrant, Roth Capital Partners, LLC and Securities Transfer Corporation (incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.4

Holdback Escrow Agreement, dated July 24, 2008 by and among the registrant, the investors listed therein and Securities Transfer Corporation (incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.5

Make Good Escrow Agreement, dated July 24, 2008 by and among the registrant, Win-Win Global Investments Inc. and Tri-State Title & Escrow, LLC (incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.6

Form of Lockup Agreement, dated July 24, 2008 by and between the Company and the stockholders listed therein (incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.7	Lease Agreement with Fuxin Guangya, dated August 25, 2004 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.8	Bank Loan Agreement with Chinese Construction Bank (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.9	Bank Loan Agreement with Shanghai Pudong Development Bank (incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.10	Bank Loan Agreement with CITIC Bank (incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.11

Purchase Agreement for Pure Alkali with Tangshan SanYou Chemical Industry Inc., dated January 1, 2007 (incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.12

Purchase Agreement for Coal with Xinxing Material Sales agency of Fuxin Economic Development Zone, dated July 14, 2007 (herein incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.13

Purchase Agreement for Blend Oil with Panjin Yidong Petrochemical Co., LTD., dated on August 30, 2007 (incorporated by reference to Exhibit 10.7 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.14

Sales Contract of Crystal Float Glass with Guangzhou Jingyao Glass Products Co. LTD., dated March 9, 2007 (herein incorporated by reference to Exhibit 10.8 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.15

Sales Contract of Crystal Float Glass with Fuxin Guangmingwuzi Co. LTD., dated December 4, 2006 (herein incorporated by reference to Exhibit 10.9 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.16	Debt Settlement Agreement with Fuxin Dongfang Glass Co., Ltd., dated June 30, 2006 (incorporated by reference to Exhibit 10.10 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.17	Employment Agreement with Lihui Song (incorporated by reference to Exhibit 10.11 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.18	Employment Agreement with Qiang Hao (incorporated by reference to Exhibit 10.12 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.19

English Translation of Loan Agreement between Dollar Come Investments Limited and Lin Tan, dated May 6, 2008 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on May 8, 2008).

10.20	English Translation of License Agreement between Fuxin Hengrui Tianyuan New Energy Co., Ltd. and Fuxin Hengrui Technology Co. Ltd. , dated August 27, 2008. *

21	List of Subsidiary*.

23.1	Consent of PKF HK*

23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in exhibit 5.

24	Power of Attorney (included on the signature page of this registration statement).*

*Filed herein.

ITEM 17. UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)

To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fuxin, Liaoning, on August 29, 2008.

By:/s/ Lihui Song
President and CEO

By:/s/ Qiang Hao
CFO

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Lihui Song and his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
Lihui Song	Chief Executive Officer, President and Chairman (Principal Executive Officer)

Qiang Hao	Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1

Share Exchange Agreement, dated March 31, 2008, by and among the registrant, Dollar Come and its shareholders (incorporated by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K filed on March 31, 2008).

3.1	Article of Incorporation of the registrant, as amended to date (incorporated by reference to the registrant’s definitive information statement on Schedule 14C filed on January 13, 2006).

3.2	Bylaws of the registrant, as amended to date (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed on April 25, 2008).

5	Opinion of Thelen Reid Brown Raysman & Steiner LLP for the legality of the shares. *

10.1

Securities Purchase Agreement, dated July 24, 2008 by and among the registrant, Dollar Come Investments Limited, Fuxin Hengrui Technology Co., Ltd. and the investors listed therein (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.2

Registration Rights Agreement, dated July 24, 2008 by and among registrant and the investors signatory thereto (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.3

Cash Escrow Agreement, dated July 24, 2008 by and among the registrant, Roth Capital Partners, LLC and Securities Transfer Corporation (incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.4

Holdback Escrow Agreement, dated July 24, 2008 by and among the registrant, the investors listed therein and Securities Transfer Corporation (incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.5

Make Good Escrow Agreement, dated July 24, 2008 by and among the registrant, Win-Win Global Investments Inc. and Tri-State Title & Escrow, LLC (incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.6

Form of Lockup Agreement, dated July 24, 2008 by and between the Company and the stockholders listed therein (incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on July 25, 2008).

10.7	Lease Agreement with Fuxin Guangya, dated August 25, 2004 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.8	Bank Loan Agreement with Chinese Construction Bank (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.9	Bank Loan Agreement with Shanghai Pudong Development Bank (incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.10	Bank Loan Agreement with CITIC Bank (incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.11

Purchase Agreement for Pure Alkali with Tangshan SanYou Chemical Industry Inc., dated January 1, 2007 (incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.12

Purchase Agreement for Coal with Xinxing Material Sales agency of Fuxin Economic Development Zone, dated July 14, 2007 (herein incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.13

Purchase Agreement for Blend Oil with Panjin Yidong Petrochemical Co., LTD., dated on August 30, 2007 (incorporated by reference to Exhibit 10.7 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.14

Sales Contract of Crystal Float Glass with Guangzhou Jingyao Glass Products Co. LTD., dated March 9, 2007 (herein incorporated by reference to Exhibit 10.8 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.15

Sales Contract of Crystal Float Glass with Fuxin Guangmingwuzi Co. LTD., dated December 4, 2006 (herein incorporated by reference to Exhibit 10.9 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.16	Debt Settlement Agreement with Fuxin Dongfang Glass Co., Ltd., dated June 30, 2006 (incorporated by reference to Exhibit 10.10 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.17	Employment Agreement with Lihui Song (incorporated by reference to Exhibit 10.11 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.18	Employment Agreement with Qiang Hao (incorporated by reference to Exhibit 10.12 to the registrant’s current report on Form 8-K filed on March 31, 2008).

10.19

English Translation of Loan Agreement between Dollar Come Investments Limited and Lin Tan, dated May 6, 2008 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on May 8, 2008).

10.20	English Translation of License Agreement between Fuxin Hengrui Tianyuan New Energy Co., Ltd. and Fuxin Hengrui Technology Co. Ltd., dated August 27, 2008.*

21	List of Subsidiary *

23.1	Consent of PKF HK*

23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in exhibit 5.

24	Power of Attorney (included on the signature page of this registration statement).

* Filed herewith